                                                                     EXHIBIT 2.1

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       WINDWARD CAPITAL PARTNERS II, L.P.

                           WINDWARD CAPITAL LP II, LLC

                           WINDWARD/MSG CO-INVEST, LLC

                          WINDWARD ACQUISITION/MS, LLC

                                       AND

                           MOBILE STORAGE GROUP, INC.

                                       AND

                               THE SHAREHOLDERS OF

                           MOBILE STORAGE GROUP, INC.





                            Dated as of April 3, 2000


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                                TABLE OF CONTENTS

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ARTICLE 1  THE SHARE PURCHASE AND THE CLOSINGS..........................................2

        SECTION 1.1      Closings.......................................................2
        SECTION 1.2      Deliveries at Closings.........................................2
        SECTION 1.3      Share Purchase.................................................2
        SECTION 1.4      Purchase Price; Payment........................................2
        SECTION 1.5      Payment........................................................3

ARTICLE 2  THE MERGER; CERTAIN ADJUSTMENTS..............................................3

        SECTION 2.1.     The Merger.....................................................3
        SECTION 2.2.     Effective Time.................................................4
        SECTION 2.3.     Closing of the Merger..........................................4
        SECTION 2.4.     Effects of the Merger..........................................4
        SECTION 2.5.     Articles of Incorporation and Bylaws...........................4
        SECTION 2.6.     Directors......................................................4
        SECTION 2.7.     Officers.......................................................4
        SECTION 2.8.     Effect on Capital Stock........................................5
        SECTION 2.9.     No Transfers of Company Common Stock...........................5
        SECTION 2.10.    Initial Per Share Merger Consideration; Certain Adjustments....6
        SECTION 2.11.    Dissenters' Rights.............................................9
        SECTION 2.12.    Payment for Shares; Escrow.....................................9

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS..........10

        SECTION 3.1      Organization and Business; Power and Authority; Effect of
                         Transaction...................................................10
        SECTION 3.2      Financial and Other Information...............................12
        SECTION 3.3      Authorized and Outstanding Capital Stock......................12
        SECTION 3.4      Changes in Condition..........................................13
        SECTION 3.5      Liabilities...................................................13
        SECTION 3.6      Title to Properties; Leases...................................14
        SECTION 3.7      Inventory and Rental Equipment................................16
        SECTION 3.8      Accounts and Notes Receivable.................................16
        SECTION 3.9      Compliance with Private Authorizations........................16
        SECTION 3.10     Compliance with Governmental Authorizations and Applicable
                         Law...........................................................16

        SECTION 3.11     Intangible Assets; Intellectual Property......................17
        SECTION 3.12     Related Transactions..........................................19
        SECTION 3.13     Insurance.....................................................19
        SECTION 3.14     Tax Matters...................................................19
        SECTION 3.15     Employee Retirement Income Security Act of 1974...............21
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                                       i
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        SECTION 3.16     Employment Arrangements.......................................23
        SECTION 3.17     Material Agreements...........................................23
        SECTION 3.18     Ordinary Course of Business...................................24
        SECTION 3.19     Broker or Finder..............................................26
        SECTION 3.20     Environmental Matters.........................................26
        SECTION 3.21     Books and Records.............................................27
        SECTION 3.22     Customers and Suppliers.......................................28
        SECTION 3.23     Officers and Directors........................................28
        SECTION 3.24     Bank Accounts.................................................28
        SECTION 3.25     Anti-takeover Statutes Not Applicable.........................28
        SECTION 3.26     Litigation....................................................28
        SECTION 3.27     Product Warranty..............................................28
        SECTION 3.28     Product Liability.............................................28
        SECTION 3.29     Disclosure....................................................29
        SECTION 3.30     Continuing Representations and Warranties.....................29

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF WINDWARD AND ACQUISITION SUB..............29

        SECTION 4.1      Organization and Business; Power and Authority; Effect of
                         Transaction...................................................29
        SECTION 4.2      Authorized and Outstanding Units of Acquisition Sub...........30

ARTICLE 5  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SHAREHOLDERS..............31

        SECTION 5.1      Ownership.....................................................31
        SECTION 5.2      Liens.........................................................31
        SECTION 5.3      Authorization of Agreement....................................31
        SECTION 5.4      No Governmental Consents......................................31

ARTICLE 6  ADDITIONAL COVENANTS........................................................32

        SECTION 6.1      Access to Information; Best Efforts...........................32
        SECTION 6.2      Notification of Certain Matters...............................33
        SECTION 6.3      Public Announcements..........................................33
        SECTION 6.4      Tax Matters...................................................33
        SECTION 6.5      Conveyance Taxes..............................................34
        SECTION 6.6      No Solicitation...............................................35
        SECTION 6.7      Environmental Inspections.....................................35
        SECTION 6.8      Ordinary Course of Business...................................35
        SECTION 6.9      Employee Benefits Matters.....................................37
        SECTION 6.10     Company Stock Option Plan.....................................38
        SECTION 6.11     Certain Shareholder Assets....................................38
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                                       ii
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ARTICLE 7  CONDITIONS TO CONSUMMATION OF THE SHARE PURCHASE AND THE MERGER.............38

        SECTION 7.1      Conditions to Each Party's Obligations to Effect the Merger...38
        SECTION 7.2      Conditions to the Obligation of Windward to Effect the Share
                         Purchase......................................................39
        SECTION 7.3      Conditions to the Obligations of Windward, WCL, WCI and
                         Acquisition Sub to Effect the Merger..........................40
        SECTION 7.4      Conditions to the Obligations of Griffiths, Lighthouse and
                         Ronald F. Valenta to Effect the Share Purchase................43
        SECTION 7.5      Conditions to the Obligations of the Company and the
                         Shareholders to Effect the Merger.............................44

ARTICLE 8  TERMINATION, AMENDMENT AND WAIVER...........................................44

        SECTION 8.1      Termination...................................................44
        SECTION 8.2      Effect of Termination.........................................45
        SECTION 8.3      Amendment.....................................................45
        SECTION 8.4      Waiver........................................................45
        SECTION 8.5      Fees, Expenses and Other Payments.............................46
        SECTION 8.6      Effect of Investigation.......................................46

ARTICLE 9  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................46

        SECTION 9.1      Effectiveness of Representations, etc.........................46
        SECTION 9.2      Indemnification...............................................47
        SECTION 9.3      Procedures Concerning Claims by Third Parties; Payment of
                         Damages; etc..................................................49
        SECTION 9.4      Manner of Indemnification.....................................50
        SECTION 9.5      Exclusive Remedy..............................................51
        SECTION 9.6      Net Recovery..................................................51
        SECTION 9.7      Indemnification of Officers and Directors.....................52

ARTICLE 10  GENERAL PROVISIONS.........................................................52

        SECTION 10.1     Notices.......................................................52
        SECTION 10.2     Headings......................................................53
        SECTION 10.3     Severability..................................................53
        SECTION 10.4     Entire Agreement..............................................54
        SECTION 10.5     Assignment....................................................54
        SECTION 10.6     Parties in Interest...........................................54
        SECTION 10.7     Governing Law.................................................54
        SECTION 10.8     Specific Enforcement..........................................54
        SECTION 10.9     Consent to Jurisdiction.......................................54
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                                      iii
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        SECTION 10.10    Counterparts..................................................55
        SECTION 10.11    Mutual Drafting...............................................55
        SECTION 10.12    Disclosure Supplements........................................56
        SECTION 10.13    Company Disclosure Schedule...................................56

ARTICLE 11  DEFINITIONS................................................................56
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                                       iv

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

        This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of April 3, 2000 by and among (i) Windward Capital Partners II, L.P., a Delaware limited partnership ("Windward"), (ii) Windward Capital LP II, LLC, a Delaware limited liability company ("WCL"), (iii) Windward/MSG Co-Invest, LLC, a Delaware limited liability company ("WCI"), (iv) Windward Acquisition/MS, LLC, a Delaware limited liability company ("Acquisition Sub"), (v) Mobile Storage Group, Inc., a California corporation (the "Company"), and (vi) each of E. Geoffrey Griffiths ("Griffiths"), Ronald F. Valenta, Gretchen Valenta, James S. Robertson, Mary Ellen Robertson, Lighthouse Capital Insurance Company, a Cayman Islands Class B Life Insurance Company ("Lighthouse"), Alcone Holdings, Ltd., a Bahamian International Business Company, Bass International, Ltd., a Bahamian International Business Company, Camry Investments, Inc., a Bahamian International Business Company, Wildwood International, Inc., a Bahamian International Business Company, and Zero-Sum Investments S.A., a Bahamian International Business Company (collectively, the "Shareholders," and each, individually, a "Shareholder").

                              W I T N E S S E T H:

        WHEREAS, the parties have each determined that the Share Purchase, the Merger and the other Transactions (as defined below) is advisable and fair and in the best interests of their respective equityholders; and

        WHEREAS, the Shareholders are the holders of record of 100% of the issued and outstanding common stock of the Company; and

        WHEREAS, concurrently herewith, as an essential inducement for Windward, WCL, WCI and Acquisition Sub entering into this Agreement, all Shareholders have executed written consents pursuant to which such Shareholders have unanimously voted in favor of the Share Purchase, the Merger and the other Transactions (as defined below); and

        WHEREAS, as an essential inducement for Windward, WCL, WCI and Acquisition Sub entering into this Agreement, certain Shareholders of the Company have entered into non-competition and non-solicitation agreements with Windward and the Company; and

        WHEREAS, Windward, WCL, Acquisition Sub, the Company and the Shareholders entered into an Agreement and Plan of Merger, dated February 28, 2000 (the "February Agreement"), and each party desires to amend and restate the February Agreement in its entirety as set forth herein;

        NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE 1

                       THE SHARE PURCHASE AND THE CLOSINGS

        SECTION 1.1 Closings. Unless this Agreement shall have been terminated pursuant to Article 8 hereof, and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article 7, the Initial Closing (as defined below) will take place on the Initial Closing Date at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by the Parties, and the Subsequent Closing (as defined below) will take place on the Subsequent Closing Date at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another date, time or place is agreed to in writing by the Parties.

        SECTION 1.2 Deliveries at Closings. Subject to the provisions of Articles 7 and 8, at the Initial Closing and at the Subsequent Closing there shall be delivered by the Company the opinions, certificates and other documents and instruments required then to be delivered pursuant to Articles 2 and 7 hereof.

        SECTION 1.3 Share Purchase. On the Initial Closing Date, and upon the terms and subject to the conditions of this Agreement, Windward, WCL and WCI shall purchase (the "Share Purchase") an aggregate of: (i) 10,200 shares of Company Common Stock from Griffiths; (ii) 91,800.043 shares of Company Common Stock from Lighthouse; and (iii) a total of 4,150 shares of Company Common Stock from Ronald F. Valenta ((i), (ii) and (iii), collectively, the "Initial Common Shares"); and (iv) a number of newly-issued shares of Company Common Stock from the Company (the "Newly Issued Shares") determined pursuant to Section 1.4(A)(ii) hereof. The allocation of the number of Initial Common Shares and Newly Issued Shares purchased by each of Windward, WCL and WCI shall be as set forth on Exhibit N.

        SECTION 1.4 Purchase Price; Payment.

            A. Share Purchase Price.

                (i) The purchase price for each Initial Common Share sold by Griffiths, Lighthouse and Ronald F. Valenta to Windward, WCL and WCI pursuant to Section 1.3 shall be an amount equal to (1) (a) Eighty-One Million Four Hundred Fifty Thousand Dollars ($81,450,000) plus (b) an amount equal to the Estimated Funded Liabilities Shortfall (as defined below), if any, minus (c) an amount equal to the Estimated Funded Liabilities Excess (as defined below), divided by (2) the number of Shares outstanding as of the Initial Closing Date (including Initial Common Shares, Dissenting Shares and Excluded Common Shares but excluding any Cancelled Shares and not including the Newly Issued Shares) (such quotient, the "Common Share Amount"). The aggregate purchase price of the Initial Common Shares is also referred to herein as the "Initial Common Shares Aggregate Purchase Price."

                (ii) The aggregate purchase price for the Newly Issued Shares purchased by Windward, WCL and WCI pursuant to Section 1.3 (the "Newly Issued Shares Aggregate

        Purchase Price") shall be an amount equal to (x) Fifty Million Dollars ($50,000,000) minus (y) the Initial Common Shares Aggregate Purchase Price. The number of Newly Issued Shares that the Company shall issue and Windward, WCL and WCI shall purchase pursuant to Section 1.3 shall be equal to (x) the Newly Issued Shares Aggregate Purchase Price divided by (y) the Common Share Amount.

            B. Certain Adjustments. If between the date of this Agreement and the Initial Closing Date, the number of outstanding shares of Company Common Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares, or the like, the per Share amounts set forth in this Section 1.4 will be correspondingly adjusted to reflect such change.

        SECTION 1.5 Payment.

            A. On the Initial Closing Date upon surrender to Windward (on its own behalf and on behalf of WCL and WCI) of the certificates representing shares of Company Common Stock of holders of Initial Common Shares, together with duly executed stock powers, Windward, WCL and WCI shall promptly pay to each of Griffiths, Lighthouse and Ronald F. Valenta an amount equal to the price to which each such Person is entitled pursuant to Section 1.4 less any required tax withholdings, such payments to be made by wire transfer to the account specified by such person in writing to Windward.

            B. The Company shall pay all charges and expenses in connection with the sale and purchase of the Initial Common Shares and the Newly Issued Shares.

            C. Gretchen Valenta hereby waives and releases any and all equitable and legal claims and rights, actual, inchoate or contingent which she may acquire with respect to the disposition of the Shares of Company Common Stock by Ronald F. Valenta pursuant to this Article I, including without limitation rights in respect of the proceeds of such disposition, and hereby specifically consents to the disposition of the Shares of Company Common Stock by Ronald F. Valenta as contemplated hereby.

                                    ARTICLE 2

                         THE MERGER; CERTAIN ADJUSTMENTS

        SECTION 2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the "DLLA") and the California Corporations Code (the "CCC"), Acquisition Sub shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition Sub shall cease. Each of Windward, WCL and WCI, individually and, in the case of WCI, as the member of Acquisition Sub, hereby approves the Merger, the other Transactions, and this Agreement. Each Shareholder hereby approves the Merger, the other Transactions, and this Agreement.

        SECTION 2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Subsequent Closing Date: (a) a Certificate of Merger in substantially the form of Exhibit A (the "Delaware Certificate of Merger") shall be duly executed by Acquisition Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 18-209 of the DLLA and the Agreement of Merger in substantially the form of Exhibit B, together with the related certificates and other documents required by Section 1103 and 1113 of the CCC, with such changes as required by Secretary of State of the State of California and as approved by Windward (such Agreement of Merger being referred to herein as the "California Agreement of Merger" and together with the related certificates and other documents required by the CCC, "Required California Certificates") shall be duly executed and thereafter delivered to the Secretary of State of the State of California for filing pursuant to Section 1113(g) of the CCC; and (b) the Parties shall make such other filings with the Secretaries of State of the States of California and Delaware as shall be necessary to effect the Merger. The Merger shall become effective at such time as a properly executed copy of the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and the Required California Certificates are duly filed with the Secretary of State of the State of California in accordance with Section 18-209 of the DLLA and 1113(g) of the CCC (collectively, the "Certificates of Merger"), respectively, or such later time as Windward and the Company may agree upon and as may be set forth in the Certificates of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

        SECTION 2.3. Closing of the Merger. The closing of the Merger (the "Subsequent Closing") shall take place on the Subsequent Closing Date.

        SECTION 2.4. Effects of the Merger. The Merger shall have the effects set forth in the CCC and the DLLA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 2.5. Articles of Incorporation and Bylaws. As of the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit C (the "Amended Articles of Incorporation") and the bylaws of the Surviving Corporation shall be amended and restated as set forth in Exhibit D.

        SECTION 2.6. Directors. The initial directors of the Surviving Corporation shall be the individuals designated as directors set forth on Exhibit E, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

        SECTION 2.7. Officers. The initial officers of the Surviving Corporation shall be the individuals designated as officers set forth on Exhibit E, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

        SECTION 2.8. Effect on Capital Stock. Subject to the other provisions of this Article 2, at the Effective time, by virtue of the Merger and without any action on the part of Windward, WCL, WCI, Acquisition Sub, the Company or any holder of Shares of Company Common Stock:

            A. Units of Acquisition Sub. Each outstanding Unit of Acquisition Sub shall be converted into one (1) fully paid and non-assessable share of common stock of the Surviving Corporation.

            B. Common Stock of the Company. Each share of Company Common Stock issued and outstanding at the Effective Time, excluding Excluded Common Shares, Initial Common Shares, Dissenting Shares and Shares described in Section 2.8(E) below, shall be converted into the right to receive cash in an amount equal to the Common Share Amount. Each Excluded Common Share and each Initial Common Share shall retain its status as one (1) fully paid and non-assessable share of common stock of the Surviving Corporation.

            C. Preferred Stock of the Company. Each share of the Company's Series B Preferred Stock outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of Windward, WCL, WCI, Acquisition Sub, the Company or any holder thereof, retain its status as a share of Series B Preferred Stock of the Surviving Corporation. Each share of the Company's Series C Preferred Stock outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of Windward, WCL, WCI, Acquisition Sub, the Company or any holder thereof, retain its status as a share of Series C Preferred Stock of the Surviving Corporation.

            D. Dissenting Common Stock. Shares that have not been voted for approval of this Agreement and with respect to which a demand for payment and appraisal have been properly made in accordance with the CCC ("Dissenting Shares"), will not be converted into or represent a right to receive Surviving Corporation common stock or cash hereunder unless and until such Dissenting Shares have lost their status as dissenting shares under Chapter 13 of the CCC, at which time such shares shall be converted into the right to receive cash pursuant to Section 2.11.

            E. Cancelled Shares. Each Share held in the treasury of the Company and each Share of the Company held by Acquisition Sub or any subsidiary of the Company immediately prior to the Effective Time (collectively, the "Cancelled Shares") will, by virtue of the Merger and without any action on the part of Windward, WCL, WCI or Acquisition Sub, the Company or the holders thereof, be canceled, retired and cease to exist, and no consideration will be delivered in exchange therefore.

        SECTION 2.9. No Transfers of Company Common Stock. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of capital stock of the Company that were outstanding immediately prior to the Effective Time other than the Excluded Common Shares and Shares of Preferred Stock.

        SECTION 2.10. Initial Per Share Merger Consideration; Certain
Adjustments.

            A. Initial Per Share Merger Consideration. The per Share merger consideration payable at the Effective Time on account of each Share that is not an Initial Common Share, a Dissenting Share, an Excluded Common Share, or a Cancelled Share (the "Initial Per Share Merger Consideration"), subject to
Section 2.12, shall be equal to the Common Share Amount; provided, however, that, the aggregate Initial Per Share Merger Consideration payable to the Escrowed Shareholders shall be decreased by an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000), allocated equally between each Escrowed Shareholder, which amount shall be deposited into the Escrow Account (as defined below) at the Effective Time. No amounts shall be payable at the Effective Time with respect to any Dissenting Shares, any Initial Common Shares, any Excluded Common Shares, any Cancelled Shares or any Shares with respect to which dissenters' rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 2.11 and the CCC. In the case of any Shares with respect to which dissenters' rights have not terminated as of the Effective Time, if such Shares become Dissenting Shares, payment shall be made in accordance with Section 2.11 and the CCC, and if, instead, the dissenters' rights with respect to such Shares irrevocably terminate after the Effective Time, such Shares shall be entitled to receive the Common Share Amount.

            B. Certain Adjustments. If between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares, or the like, the per Share amounts set forth in this Section 2.10 will be correspondingly adjusted to reflect such change.

            C. Determination of Estimated Funded Liabilities Shortfall and Estimated Funded Liabilities Excess; Actual Funded Liabilities; Payment of Adjustment Amount; Certain Adjustments.

                (i) The Funded Liabilities as of the close of business on March 31, 2000 (the "Estimated Funded Liabilities") shall be calculated by the Company and a copy of the calculation thereof (the "Funded Liabilities Statement") shall be delivered by the Shareholder Representative to Windward on or before the Initial Closing Date. If the amount of Estimated Funded Liabilities as calculated pursuant to this Section 2.10 is less than One Hundred Eighteen Million Seven Hundred Thousand Dollars ($118,700,000), then the difference shall be the "Estimated Funded Liabilities Shortfall"). If the amount of Estimated Funded Liabilities as calculated pursuant to this Section 2.10 is greater than One Hundred Eighteen Million Seven Hundred Thousand Dollars ($118,700,000), then the difference shall be the "Estimated Funded Liabilities Excess").

                (ii) The actual Funded Liabilities of the Company as of the Initial Closing Date shall be the "Actual Funded Liabilities."

                (iii) Within twenty (20) days after the Initial Closing Date, the Company shall deliver to Windward an Actual Funded Liabilities Statement setting forth the Actual Funded Liabilities as of Initial Closing (the "Actual Funded Liabilities Statement").

        Windward shall have access to all data, schedules and work papers used by the Company in preparing the Actual Funded Liabilities Statement and the Funded Liabilities Statement. The calculation of Actual Funded Liabilities set forth in the Actual Funded Liabilities Statement shall become the final calculation of Actual Funded Liabilities and shall become final and binding upon the Parties on the 60th calendar day following receipt thereof by Windward unless Windward delivers written notice of disagreement ("Funded Liabilities Notice of Disagreement") to the Shareholder Representative prior to such date. Any Funded Liabilities Notice of Disagreement shall specify the amounts set forth on the Actual Funded Liabilities Statement with which Windward disagrees. If an Actual Funded Liabilities Notice of Disagreement is sent by Windward, then the Actual Funded Liabilities (as recalculated in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties hereto resolve in writing any differences they have with respect to any matter specified in the Funded Liabilities Notice of Disagreement or (y) the date any disputed amounts are finally determined in accordance with the balance of this paragraph. During the 30-day period following the delivery of a Funded Liabilities Notice of Disagreement, the Shareholders' Representative and Windward shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Funded Liabilities Notice of Disagreement during said 30-day period. If, at the end of such 30-day period, the Shareholders' Representative and Windward have not reached agreement on such amounts, the amounts which remain in dispute shall be recalculated by an accounting firm mutually agreed upon by the Shareholders Representative and Windward (the "Funded Liabilities Independent Accountants"). The Funded Liabilities Independent Accountants shall make a ratable allocation of its charges for such work as a part of its determination based on the proportion by which the amount in dispute was determined in favor of one Party or the other. Any amounts so recalculated shall be final and binding on the Parties.

                (iv) If the amount of Actual Funded Liabilities as calculated pursuant to this Section 2.10 is less than the amount of Estimated Funded Liabilities, then the Company shall pay to the holders of Cash Shares by wire transfer within twenty days after final determination of the Actual Funded Liabilities an aggregate amount equal to (A) (x) one minus (y) the quotient of (1) the number of Excluded Common Shares divided by (2) the number of Shares outstanding as of the Effective Time (including Dissenting Shares, Initial Common Shares and Excluded Common Shares but excluding any Cancelled Shares) multiplied by (B) the amount of such shortfall (with such aggregate amount being allocated among the Cash Shares pro rata). If the amount of Actual Funded Liabilities as calculated pursuant to this Section 2.10 is greater than the amount of Estimated Funded Liabilities, then the holders of Cash Shares shall promptly pay to the Company by wire transfer within ten days after final determination of the Actual Funded Liabilities an amount equal to (A)
        (x) one minus (y) the quotient of (1) the number of Excluded Common Shares divided by (2) the number of Shares outstanding as of the Effective Time (including Dissenting Shares, Initial Common Shares and Excluded Common Shares but excluding any Cancelled Shares) multiplied by
        (B) the amount of such shortfall (with such aggregate amount being allocated among the Cash Shares pro rata). The holders of Cash Shares shall be jointly and severally liable for any payment to the Company due pursuant to this Section 2.10(C)(iii).

            D. Determination of Actual Transaction Expenses; Payment of Adjustment Amount.

                (i) The total Transaction Expenses (the "Actual Transaction Expenses") shall be calculated by Windward and a copy of the calculation thereof (the "Transaction Expenses Statement") shall be delivered by Windward to the Shareholder Representative as soon as practicable following the Subsequent Closing Date, but not later than 60 days thereafter. The Shareholder Representative shall have access to all data, schedules and work papers used by Windward in preparing the Transaction Expenses Statement.

                (ii) The calculation of Actual Transaction Expenses shall become final and binding upon the parties on the 30th calendar day following receipt thereof by the Shareholder Representative unless the Shareholder Representative delivers written notice of disagreement ("Transaction Expense Notice of Disagreement") to Windward prior to such date. Any Transaction Expense Notice of Disagreement shall specify the amounts set forth on the Transaction Expenses Statement with which the Shareholder Representative disagrees. If a Transaction Expense Notice of Disagreement is sent by the Shareholder Representative, then the Actual Transaction Expenses (as recalculated in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties hereto resolve in writing any differences they have with respect to any matter specified in the Transaction Expense Notice of Disagreement or (y) the date any disputed amounts are finally determined in accordance with the balance of this paragraph. During the 30-day period following the delivery of a Transaction Expense Notice of Disagreement, the Shareholders' Representative and Windward shall seek in good faith to resolve in writing any differences which they may have with respect to any amount specified in the Transaction Expense Notice of Disagreement during said 30-day period. If, at the end of such 30-day period, the Shareholders' Representative and Windward have not reached agreement on such amounts, the amounts which remain in dispute shall be recalculated by an accounting firm mutually agreed upon by the Shareholders Representative and Windward (the "Transaction Expense Independent Accountants"). The Transaction Expense Independent Accountants shall make a ratable allocation of its charges for such work as a part of its determination based on the proportion by which the amount in dispute was determined in favor of one Party or the other. Any amounts so recalculated shall be final and binding on the parties.

                (iii) If the Actual Transaction Expenses as calculated pursuant to this Section 2.10 are less than Six Million Dollars ($6,000,000), then the Company shall pay to the holders of Cash Shares by wire transfer within ten days after final determination of the Actual Transaction Expenses an amount equal to (a) one third (1/3) multiplied by (b) the amount of such shortfall. If the Actual Transaction Expenses as calculated pursuant to this Section 2.10(D) are greater than Six Million Dollars ($6,000,000), then the holders of Cash Shares shall promptly pay to the Company by wire transfer within ten days after final determination of the Actual Transaction Expenses an amount equal to (a) one third (1/3) multiplied by (b) the amount of such excess. The holders of Cash Shares shall be jointly and severally liable for any payment to the Company due pursuant to this Section 2.10(D).

            (E) Examples. Examples of the calculation of Common Share Amount, Newly Issued Shares Aggregate Purchase Price, Initial Common Shares Purchase Price, and Initial Per Share Merger Consideration are set forth at Exhibit M.

        SECTION 2.11. Dissenters' Rights. If a holder of Dissenting Shares (a "Dissenting Shareholder") withdraws his or her demand for such payment and appraisal or becomes ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the Common Share Amount in accordance with this Agreement. The Company will give Windward, WCL, WCI and Acquisition Sub prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of Shares, and Windward shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Windward, or as required under the CCC, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Shareholder who, pursuant to the provisions of Chapter 13 of the CCC, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the Common Share Amount that would otherwise have been payable with respect to Dissenting Shares if such Shares were not Dissenting Shares will be retained by Windward. Nothing set forth in this
Section 2.11 shall be deemed to require or imply that the conditions set forth in Article 7 do not apply. Any waiver of such condition shall be in Windward's sole discretion, which may be unreasonably withheld. Each Shareholder shall be deemed to have waived its right to cause its Shares to be treated as Dissenting Shares pursuant to the CCC.

        SECTION 2.12. Payment for Shares; Escrow.

            A. Immediately prior to the Effective Time, Windward shall deliver to each person who was, at the date hereof, a holder of record of Cash Shares a form of letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates shall pass only upon delivery of the certificates to Windward, WCL and WCI and shall be in such form and have such other provisions as Windward and the Company may reasonably specify) and instructions for use in effecting the surrender of certificates that, immediately prior to the Effective Time, represented any of such Shares, in exchange for payment therefor. Upon the later of (i) the Subsequent Closing Date and (ii) surrender to Windward (on its own behalf and on behalf of WCL and WCI) of the certificates representing shares of Company Common Stock (or affidavit of loss or destruction in lieu thereof, including any suitable bond or indemnity that may be required by Windward in its sole discretion) of holders of Cash Shares, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, Windward, WCL and WCI shall promptly pay or cause the Company to pay to the persons entitled thereto an amount equal to the price to which such person is entitled pursuant to
Section 2.10 less any required tax withholdings, such payments to be made by wire transfer to the account specified in the applicable letter of transmittal. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of Windward and the Surviving Corporation that such tax has been paid or is not applicable.

            B. Upon the Subsequent Closing, and taking into account prior payments made pursuant to Article 1 hereof, the payment of the aggregate consideration (for the Initial Common Shares and Cash Shares) to be made by Windward, WCL, WCI, Acquisition Sub and the Company in accordance with Articles 1 and 2 of this Agreement shall be paid as follows: (i) an amount equal to Fifty Million Dollars ($50,000,000) minus any Estimated Funded Liabilities Excess, if any, and plus any Estimated Funded Liabilities Shortfall, if any, shall be paid by Windward or, at Windward's election, by any combination of Windward, WCL and/or WCI, and (ii) Twenty-Five Million Four Hundred Fifty Thousand Dollars ($25,450,000) shall be paid by the Company and Acquisition Sub, collectively, from the proceeds of the Subordinated Debt Facility and/or Senior Debt Facility. At the Subsequent Closing, the Company and Acquisition Sub, collectively, shall deposit Seven Million Five Hundred Thousand Dollars ($7,500,000) (the "Escrow Amount") of the aggregate Initial Per Share Merger Consideration in an interest bearing account with a third person mutually satisfactory to Windward and the Shareholder Representative, as escrow agent (the "Escrow Agent"). The Escrow Amount shall be applied for the payment of any obligations relating to or arising out of breaches of representations, warranties or covenants of the Company or the Shareholders contained herein, subject to the limitations, and pursuant to the provisions of Article 9 hereof and an escrow agreement in substantially the form of Exhibit K (the "Escrow Agreement").

            C. Notwithstanding the foregoing, no Party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses in connection with the exchange of cash for Shares.

                                    ARTICLE 3

       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

        As an inducement to Windward, WCL, WCI and Acquisition Sub to enter into this Agreement and consummate the transactions contemplated hereby, each of the Shareholders and the Company, jointly and severally, represents, warrants and covenants to, and agrees with, Windward, WCL, WCI and Acquisition Sub, as of the date of execution of this Agreement, again as of the Initial Closing Date, and again as of the Subsequent Closing Date (other than those representations, warranties and covenants specifically made as of a certain date), as follows:

        SECTION 3.1 Organization and Business; Power and Authority; Effect of Transaction.

            A. The Company and each Subsidiary of the Company:

                (i) is a corporation duly organized, validly existing and in good standing, in the case of the Company, under the laws of the State of California, and of the laws of the applicable jurisdiction(s) as set forth in Section 3.1(A)(iii) of the Company Disclosure Schedule, in the case of each Subsidiary;

                (ii) has all requisite corporate power and authority to own or hold under lease its properties and to conduct its business as now conducted and has in full force and effect all Governmental Authorizations and Private Authorizations and has made all Governmental Filings, to the extent required for such ownership and lease of its property and conduct of its business; and

                (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation in each jurisdiction set forth in Section 3.1(A)(iii) of the Company Disclosure Schedule and, except as otherwise set forth in Section 3.1(A)(iii) of the Company Disclosure Schedule, in each jurisdiction which the character of its property or the nature of its business or operations requires such qualification or authorization.

            B. The Company and each Subsidiary of the Company has all requisite power and authority (corporate and other) and, other than the filing and termination of the waiting period pursuant to the HSR Act, has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions. The execution, delivery and performance by the Company, each Subsidiary of the Company and each Shareholder that is not a natural person of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action. Without limiting the generality of the foregoing, the Company's board of directors has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) resolved to recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Shareholders and (iii) has not withdrawn or modified such approval or resolution to recommend. The holders 100% of the shares of Company Common Stock entitled to vote thereon have approved this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and each Shareholder and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by the Shareholders, the Company or any of its Affiliates will constitute, legal, valid and binding obligations of the Shareholders, the Company and each such Affiliate, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity.

            C. Neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Merger or the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Company or any of the other parties hereto or thereto which is Affiliated with the Company:

                (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of the Company or any Subsidiary or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of the Company or any Subsidiary,

                (ii) will result in or permit the creation or imposition of any Lien (except to the extent set forth in Section 3.1(C) of the Company Disclosure Schedule) upon any property now owned or leased by the Company or any Subsidiary or any such other Party, or

                (iii) will require any Governmental Authorization or Governmental Filing or Private Authorization, except for the filing of the Certificates of Merger as required by the CCC and the DLLA, and compliance with the HSR Act.

        SECTION 3.2 Financial and Other Information.

            A. The Company has heretofore furnished to Windward copies of the audited consolidated financial statements of the Company listed in Section 3.2(A) of the Company Disclosure Schedule (the "Company Financial Statements"). The Company Financial Statements, including in each case the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis with the Company's past practice throughout the periods covered thereby, are true and correct in all material respects and present fairly the consolidated financial position and results of operations and of cash flows of the Company and its Subsidiaries on the bases therein stated, as of the respective dates thereof, and for the respective periods covered thereby.

            B. The Company does not own any capital stock or equity or proprietary interest in any Entity or enterprise and has no Subsidiaries, however organized and however such interest may be denominated or evidenced, except as set forth in Section 3.2(B) of the Company Disclosure Schedule. With respect to any Subsidiary disclosed in such Section 3.2(B), the Company owns, and at the Initial Closing and the Subsequent Closing will own, 100% of the issued and outstanding capital stock and all Convertible Securities and Option Securities of such Subsidiary, and all of such securities are, and at the Initial Closing and the Subsequent Closing will be, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and Liens.

        SECTION 3.3 Authorized and Outstanding Capital Stock.

            A. As of the date of this Agreement, the authorized capital stock of the Company consists of 165,700 shares of Series A Convertible Preferred Stock, $10.00 par value, of which no shares are outstanding, 5,000,000 shares of Series B 10% Convertible Cumulative Preferred Stock, $1.00 par value, of which 2,938,213 shares are issued and outstanding, 1,000,000 shares of Series C 8.5% Cumulative Preferred Stock, $20.00 par value, of which 442,366 shares are issued and outstanding, and 2,000,000 shares of Common Stock, $1.00 par value, of which 200,000 shares are issued and outstanding. All of such outstanding capital stock has been duly authorized and validly issued, is fully paid and nonassessable and is not subject to any preemptive or similar rights. There is neither outstanding nor has the Company agreed to grant or issue any additional equity securities or any Option Security or Convertible Security. Neither the Company nor any Subsidiary of the Company is a party to or bound by any agreement, put or commitment pursuant to which it is obligated to purchase, redeem or otherwise acquire any equity securities or any Option Security or Convertible Security. Except as contemplated by this Agreement, between the date hereof and the Subsequent Closing, the Company will not, and will cause its Subsidiaries not to, issue, sell or purchase or agree to issue, sell or purchase any equity securities or any Option Security or Convertible Security of the Company or any Subsidiary of the Company. All of the issued and outstanding shares of capital stock of the Company and its Subsidiaries have been issued in compliance with applicable Federal and state securities laws. The identities and equity holdings of each of the Equity Holders of the Company are as set forth in Section 3.3 of the Company Disclosure Schedule.

            B. The issuance and sale of the Newly Issued Shares has been duly authorized and, when payment therefor is made by Windward, WCL and WCI, such Newly Issued Shares shall be validly issued, fully paid and nonassessable. All of the Newly Issued Shares, when issued to Windward, WCL and WCI, shall have been issued in compliance with applicable Federal and state securities laws.

        SECTION 3.4 Changes in Condition. Since the date of the most recent audited financial statements forming part of the Company Financial Statements, except to the extent specifically described in Section 3.4 of the Company Disclosure Schedule, there has been no Adverse Change in the Company. There is no Event known to the Company which Adversely Affects the Company except to the extent set forth in Section 3.4 of the Company Disclosure Schedule.

        SECTION 3.5 Liabilities. At the date of the most recent balance sheet forming part of the Company Financial Statements, the Company and its Subsidiaries had no obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in Section 3.5 of the Company Disclosure Schedule (or immaterial items not required to be disclosed thereon), in such balance sheet, or the notes thereto, and since such date no such obligations or liabilities have been incurred, other than obligations and liabilities incurred in the ordinary course of business consistent with past practice, which do not, in the aggregate, Adversely Affect the Company except to the extent set forth in Section 3.5 of the Company Disclosure Schedule. Neither the Company nor any Subsidiary of the Company has Guaranteed, and is not otherwise primarily or secondarily liable in respect of, any obligation or liability of any other Person, except for endorsements of negotiable instruments for deposit in the ordinary course of business, consistent with prior practice, or as disclosed in the most recent audited balance sheet, or the notes thereto, forming part of the Company Financial Statements or in Section 3.5 of the Company Disclosure Schedule.

        SECTION 3.6 Title to Properties; Leases.

            A. The Company has good, legal and insurable title, with respect to all real property owned or leased (in fee simple if owned and leasehold if leased) and good, clear, record and marketable title if owned (in fee simple), if any, reflected as an asset on the most recent audited balance sheet forming part of the Company Financial Statements, or held by the Company for use in its business if not so reflected, and good and clear indefeasible and merchantable title to all other assets, tangible and intangible, reflected on such balance sheet, or (excluding leased property) held by the Company for use in its business if not so reflected, or purported to have been acquired by the Company since such date, except inventory sold or depleted, or property, plant and other equipment used up or retired, since such date, in each case in the ordinary course of business consistent with past practice, free and clear of all Liens, except (x) such as are reflected in the most recent audited balance sheet, or the notes thereto, forming part of the Company Financial Statements, (y) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, which are not yet due or payable, or (z) as set forth in Section 3.6(A) of the Company Disclosure Schedule. Each Lease or other occupancy or other agreement under which the Company (or a Subsidiary of the Company) holds real or personal property has been duly authorized, executed and delivered by the Company (or a Subsidiary of the Company); each such Lease is a legal and valid obligation of the Company (or a Subsidiary of the Company). The Company (or a Subsidiary of the Company) has a valid leasehold interest in and enjoys peaceful and undisturbed possession under all Leases pursuant to which it holds any real property or tangible personal property. All of such Leases are valid and subsisting and in full force and effect; and neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company any other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any such Lease.

            B. Section 3.6(B) of the Company Disclosure Schedule contains a true, correct and complete description of all real estate owned or leased by the Company (or a Subsidiary of the Company) (the "Real Property") and all Leases and an identification of all material items of fixed assets and machinery and equipment. The real property (other than land), fixtures, fixed assets and machinery and equipment of the Company (or a Subsidiary of the Company) are in operational condition, reasonable wear and tear excepted. The Company (or a Subsidiary of the Company) owns, rents or leases all tangible assets necessary for the conduct of the combined business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted until the Subsequent Closing.

            C. With respect to each parcel of such real property owned by the Company (or a Subsidiary of the Company), except as set forth in Section 3.6(C) of the Company Disclosure Schedule:

                (i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings relating to such parcel, and there are no pending or, to the knowledge of the Company, threatened litigation or administrative actions relating to such parcel or other matters adversely affecting the use, occupancy or value thereof;

                (ii) the buildings and improvements may be used as of right under applicable zoning and land use laws for the operation of the business of the Company (or a Subsidiary) as now conducted (the "Current Uses") and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of Applicable Laws and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                (iii) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

                (iv) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Current Uses and in accordance with all Applicable Laws, and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

                (v) such parcel abuts on and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

                (vi) the Company (or a Subsidiary of the Company) has received no written notice of any proposed or pending proceeding to change or redefine the zoning classification of all or any portion of the parcels; and

                (vii) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (a) to fulfill any zoning, building code, or other municipal or governmental requirement, (b) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems, or (c) to fulfill the requirements of any Lease. No building or other improvement not included in the parcels relies on any part of the parcels to fulfill any requirement of Applicable Laws or for structural support or the furnishing of any essential building systems or utilities. Each of the parcels is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

            D. With respect to each Lease, except as set forth in Section 3.6(D) of the Company Disclosure Schedule:

                (i) there are no disputes, oral agreements or forbearance programs in effect as to any Lease;

                (ii) all facilities occupied under each Lease are supplied with utilities and other services necessary for the operation of said facilities as now conducted;

                (iii) to the knowledge of the Company, the owner of the facility occupied under each Lease has good and clear record and marketable title to the parcel of real property, free and clear of any Lien, except for recorded easements, covenants, and other restrictions which do not impair the Current Uses, occupancy or value of the property subject thereto; and

                (iv) no Event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration of any Lease.

        SECTION 3.7 Inventory and Rental Equipment. The inventory and rental equipment of the Company and its Subsidiaries as set forth on the most recent balance sheet in the Company Financial Statements, was, and the inventory and rental equipment of the Company and its Subsidiaries on the date hereof is and on each of the Initial Closing Date and the Subsequent Closing Date will be, in good and merchantable condition, and in reasonably useable, leaseable, rentable or saleable condition in the ordinary course of business, except for (A) obsolete or defective materials and (B) any excess stock items which alone and in the aggregate are not Material. There is no Adverse condition currently affecting the supply of materials, inventory or rental equipment available to the Company. The Company owns at least 55,000 units of rental equipment.

        SECTION 3.8 Accounts and Notes Receivable. All accounts and notes receivable reflected on the most recent balance sheet in the Company Financial Statements and all accounts and notes receivable arising subsequent to the date of such balance sheet have or will have arisen in the ordinary course of business, represent valid obligations to the Company, and have been collected or are collectible in the aggregate amounts thereof recorded on the books of the Company, in each case net of the reserve for bad debts reflected on such balance sheet.

        SECTION 3.9 Compliance with Private Authorizations. Section 3.9 of the Company Disclosure Schedule sets forth a true, correct and complete list and description of each Private Authorization, all of which are in full force and effect except as expressly indicated therein. The Company (or a Subsidiary of the Company) has obtained all Private Authorizations which are necessary for its ownership of its properties and the conduct of its business as now conducted. Neither the Company nor any Subsidiary of the Company is in breach or violation of, or in default in the performance, observance or fulfillment of, any Private Authorization. No Private Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination.

        SECTION 3.10 Compliance with Governmental Authorizations and Applicable Law.

            A. Section 3.10(A) of the Company Disclosure Schedule contains a description of:

                (i) all Legal Actions which are pending or, to the Company's knowledge, threatened or contemplated against, and which in any manner relate to, the Company or the business, operations or properties, or the officers or directors or any Subsidiary of the Company in connection therewith; and

                (ii) each Material Governmental Authorization to which the Company (or any Subsidiary of the Company) is subject and which relates to the business, operations, properties, prospects, condition (financial or other), or results of operations of the Company or any of its Subsidiaries, all of which are in full force and effect.

            B. The Company (or a Subsidiary of the Company) has obtained all Governmental Authorizations which are necessary for the ownership or uses of its properties and the conduct of its business as now conducted or as presently proposed to be conducted by it or which, if not obtained and maintained, could singly or in the aggregate, have any Adverse Effect on the Company, except as otherwise described in Section 3.10(B) of the Company Disclosure Schedule. No Governmental Authorization is the subject of any pending or, to the Company's knowledge, threatened attack, revocation or termination. Neither the Company nor any Subsidiary of the Company is, or at any time since January 1, 1995, has been, or is or has during such time been charged with, or to the Company's knowledge, is threatened or under investigation with respect to any material breach or violation of, or default in the performance, observance or fulfillment of any Governmental Authorization or any Applicable Law, except as otherwise described in Section 3.10(B) of the Company Disclosure Schedule.

            C. Except as set forth in Section 3.10(C) of the Company Disclosure Schedule, the Company and each Subsidiary of the Company, and the conduct and operations of its business, is in compliance with all Applicable Laws which (i) affect or relate to this Agreement or the Transactions or (ii) are applicable to it or its business, except, with respect to clause (ii) only, for any violation of, or default under, any Applicable Law which reasonably may be expected not to have a Material Adverse effect on the Company.

        SECTION 3.11 Intangible Assets; Intellectual Property.

            A. Section 3.11 of the Company Disclosure Schedule sets forth a true, correct and complete description of all Governmental Authorizations relating to Intangible Assets or Intellectual Property or rights with respect thereto, that are necessary for the present conduct of the Company's consolidated business, including without limitation the nature of the Company's (or a Subsidiary of the Company's) interest in each and the extent to which the same have been duly registered in the offices as indicated therein. The Company owns or possesses or otherwise has the right to use all Governmental Authorizations, Intangible Assets and Intellectual Property necessary for the conduct of the Company's business free and clear of all Liens and without any conflict with the rights of others. Except as otherwise described in Section
3.11 of the Company Disclosure Schedule, no Governmental Authorization, Intangible Asset or Intellectual Property has been or is now involved in any opposition, invalidation, or cancellation, and no Intellectual Property infringes any trade name, trademark or service mark of any third party. Each of the Company and its Subsidiaries has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses. None of the Company and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Company and its Subsidiaries has ever received any charge, complaint, claim, or notice alleging any such knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company and its Subsidiaries.

            B. With respect to each item of Intellectual Property that any of the Company and its Subsidiaries owns:

                (i) the identified owner possesses all right, title, and interest in and to the item;

                (ii) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                (iii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the knowledge of the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                (iv) none of the Company and its Subsidiaries has ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            C. Section 3.11 of the Company Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that any of the Company and its Subsidiaries uses pursuant to license, sublicense, agreement or permission. The Company has supplied Windward with correct and complete copies of all such licenses, sublicenses, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Initial Closing and following the Subsequent Closing;

                (iii) no party to the license, sublicense, agreement or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

                (v) with respect to each sublicense, the representation and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                (vi) the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation, injunction or charge;

                (vii) no charge, complaint, Legal Action, investigation, claim, or demand is pending, or, to the knowledge of the Company and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiaries, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual property; and

                (viii) none of the Company and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

        SECTION 3.12 Related Transactions. Section 3.12 of the Company Disclosure Schedule sets forth a true, correct and complete description of any Contractual Obligation or transaction between the Company and any of its officers, directors, employees, Equity Holders, or any Affiliate of any thereof (other than reasonable compensation for services as officers, directors and employees and reimbursement for out-of-pocket expenses reasonably incurred in support of the Company's business), including without limitation any providing for the furnishing of services to or by, providing for rental of property, real, personal or mixed, to or from, or providing for the lending or borrowing of money to or from or otherwise requiring payments to or from, any officer, director, Equity Holder, employee, or any Affiliate of any thereof.

        SECTION 3.13 Insurance. The Company and its Subsidiaries have been covered during the past five (5) years by insurance in scope and amount reasonable for the business in which they have been engaged during such period.
Section 3.13 of the Company Disclosure Schedule lists all insurance policies maintained by the Company (or a Subsidiary of the Company) and includes the insurers' names, policy numbers, expiration dates, risks insured against, amounts of coverage, annual premiums, exclusions, deductibles and self-insured retention and describes in reasonable detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Company (or a Subsidiary of the Company) or imposed upon the Company (or a Subsidiary of the Company) by any such insurers, as well as any self-insurance program that is in effect. Neither the Company nor any Subsidiary of the Company is in breach or violation of or in default under any such policy, and all premiums due thereon have been paid, and each such policy or a comparable replacement policy will continue to be in force and effect up to and including the Subsequent Closing Date. The Company (or a Subsidiary of the Company) has not received any written notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company (or a Subsidiary of the Company) has not incurred any loss, damage, expense or liability covered by any such insurance policy that is individually or in the aggregate material for which it has not properly asserted a claim under such policy.

        SECTION 3.14 Tax Matters.

            A. The Company and each Subsidiary of the Company has properly and accurately prepared in accordance with all Applicable Laws all Tax Returns, has filed all Tax Returns on a timely basis, and has paid on a timely basis all Material (determined in the aggregate) Taxes which have or may become due and payable (whether or not shown on a Tax Return). All Taxes which the Company (or a Subsidiary of the Company) is required by law to withhold and collect have been duly withheld and collected, and have been paid over, in a timely manner, to the proper Authorities to the extent due and payable, except as set forth on
Section 3.14(A) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary of the Company has executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any Tax liabilities. All applicable Tax laws and agreements have been fully complied with in all material respects. Neither the Shareholders, the Company nor any Subsidiary of the Company has taken any action not in accordance with past practice that would have the effect of deferring any material Tax liability of the Company or any Subsidiary of the Company from any taxable period or portion thereof ending on or before or including the Subsequent Closing to any subsequent period. Neither the Company nor any Subsidiary of the Company is liable for the Taxes of any other person, except as provided in Section 3.14(A) of the Company Disclosure Schedule. Except as set forth in Section 3.14(A) of the Company Disclosure Schedule, adequate provision has been made on the most recent balance sheet forming part of the Company Financial Statements for all Taxes of any kind, including interest and penalties in respect thereof, whether disputed or not, and whether past, current or deferred, accrued or unaccrued, fixed, contingent, absolute or other. Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code.

            B. The Company and each Subsidiary of the Company has paid all Material (determined in the aggregate) Taxes which have become due.

            C. Since the date of the most recent balance sheet in the Company Financial Statements, neither the Company nor any of its Subsidiaries has made any payment on account of any Taxes except regular payments required in the ordinary course of business, consistent with prior practice, with respect to current operations or property presently owned.

            D. The information shown on the Tax Returns of the Company and its Subsidiaries (true, correct and complete copies of which have been furnished by the Company to Windward) is true, correct and complete and fairly and accurately reflects the information required to be shown. Federal and state income Tax Returns of the Company have been examined by the IRS or applicable state Authority through the taxable periods set forth in Section 3.14(D) of the Company Disclosure Schedule, and the Company has not been notified regarding any pending or threatened audit, examination or other proceeding with respect to Taxes, except as shown in Section 3.14(D) of the Company Disclosure Schedule. Neither the Company nor any Subsidiary of the Company has received notice that it is subject to a type of Tax in a jurisdiction where it has not been filing Tax Returns with respect to such type of Tax. No issue has been raised in connection with an audit, examination, or other proceeding with respect to Taxes that could reasonably be expected to be raised with respect to taxable periods (or portions thereof) following the Initial Closing. No power of attorney granted by the Company or any Tax Affiliate with respect to Taxes is in force. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

            E. The Company is not a party to any tax sharing agreement or arrangement, offer in compromise, closing agreement or other agreement with respect to Taxes, except as set forth in Section 3.14(E) of the Company Disclosure Schedule.

            F. The Company is not and within five years of the date hereof has not been, a "United States real property holding corporation" as defined in
Section 897 of the Code.

            G. Neither the Company nor any Subsidiary of the Company is required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise, following the Initial Closing, and neither the Shareholders nor the Company nor any Subsidiary has any knowledge that the IRS (or other Tax authority) has proposed, or is considering, any such change in accounting method or other adjustment or that a basis for such a proposal exists.

            H. Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement (including this Agreement) or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, whether by reason of the Initial Closing, the Subsequent Closing or otherwise.

            I. Neither the Company nor any Subsidiary of the Company has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country.

            J. Neither the Company nor any Subsidiary of the Company is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes.

            K. None of the assets of the Company or any Subsidiary of the Company is property that is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended. None of the assets of the Company or any Subsidiary of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code; none of the assets of the Company or any Subsidiary of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

            L. Neither the Company nor any of its Subsidiaries is a foreign person, foreign corporation, foreign partnership, foreign trust, foreign estate or non-resident alien, as defined in the Code and the regulations promulgated thereunder. Section 3.14(L) of the Company Disclosure Schedule sets forth the taxpayer identification number and principal address of the Company and each of its Subsidiaries.

            M. Section 3.14(M) of the Company Disclosure Schedule sets forth all state, local or foreign jurisdictions in which the Company is or at any time during the past five years has been subject to any Material Tax.

            N. No payment hereunder will be subject to withholding under any provision of the Code or other Applicable Law.

        SECTION 3.15 Employee Retirement Income Security Act of 1974.

            A. The Company (which for purposes of this Section 3.15 shall include any Subsidiary of the Company or ERISA Affiliate with respect to any Plan subject to Title IV of

ERISA) does not contribute to any Plan or sponsor any Plan or Benefit Arrangement and has not contributed to or sponsored any Plan or Benefit Arrangement, except as set forth in Section 3.15(A) of the Company Disclosure Schedule. As to all Plans and Benefit Arrangements listed in Section 3.15(A) of the Company Disclosure Schedule, and except as disclosed in such Section 3.15(A) of the Company Disclosure Schedule:

                (i) all Plans and Benefit Arrangements comply and have been administered in form and in operation with all Applicable Laws, and the Company has not received any outstanding notice from any Authority questioning or challenging such compliance, and to the knowledge of the Company, there is no threatened proceeding or investigation involving any Plan before the Internal Revenue Service or any other governmental entity;

                (ii) all Plans maintained or previously maintained by the Company that are or were intended to comply with Section 401 of the Code comply and complied in form and in operation with all applicable requirements of such Section, and all such Plans have received favorable determination letters from the Internal Revenue Service regarding the qualified status of such Plans, and no event has occurred which will or could reasonably be expected to give rise to disqualification of any such Plan under such Section;

                (iii) none of the assets of any Plan are invested in employer securities or employer real property;

                (iv) there are no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan for which the Company has any liability;

                (v) there are no Claims (other than routine claims for benefits) pending or threatened involving the Plans or the assets of Plans;

                (vi) neither the Company nor any ERISA Affiliate has maintained any Plan that is subject to Title IV of ERISA;

                (vii) to the extent that the most recent balance sheet forming part of the Company Financial Statements does not include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the Plan years which include the Initial Closing Date, such amounts are set forth in Section 3.15(A) of the Company Disclosure Schedule;

                (viii) neither the Company nor any of its directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any of its respective directors, officers or employees to any material liability under ERISA;

                (ix) except as set forth in Section 3.15(A) of the Company Disclosure Schedule (which entry, if applicable, shall indicate the present value of accumulated plan liabilities calculated in a manner consistent with FAS 106 and actual annual expense for such benefits for each of the last two (2) years) and except for the provisions of COBRA, the Company maintains no Plan that provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company;

                (x) the Company has made available to Windward copies of each Plan and a copy of the two most recently filed Federal Form 5500 series and accountant's opinion, the two most recent nondiscrimination test reports, and any other material agreement or document relating to each Plan, if applicable, for each Plan; and

                (xi) in accordance with Applicable Law, each Plan and Benefit Arrangement can be amended or terminated at any time without consent from any party and without liability other than for benefits accrued as of the date of amendment or termination.

            B. Neither the Company nor any ERISA Affiliate is nor ever has been a party to any Multiemployer Plan or made contributions to any such plan.

        SECTION 3.16 Employment Arrangements.

            A. The Company (which term for purposes of this Section 3.16 shall include any Subsidiary of the Company) has no obligation or liability, contingent or other, under any Employment Arrangement (whether or not listed in Section 3.15(A) of the Company Disclosure Schedule), other than those listed or described in Section 3.16(A) of the Company Disclosure Schedule. The Company is not now nor during the past three (3) years has been subject to or involved in or, to the Company's knowledge, threatened with any union elections, petitions therefor or other organizational activities, except as described in Section 3.16(A) of the Company Disclosure Schedule. None of the employees of the Company is represented by any labor union or other employee collective bargaining organization and there are no pending grievances, disputes or controversies with any union or any other employee collective bargaining organization of such employees.

            B. Except as set forth in Section 3.16(B) of the Company Disclosure Schedule, no employee shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Employment Arrangement, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of this Agreement, the Merger or the Transactions.

        SECTION 3.17 Material Agreements. Listed on Section 3.17 of the Company Disclosure Schedule are all Material Agreements relating to the ownership or operation of the business and property of the Company (or a Subsidiary of the Company) presently held or used by it or to which it is a party or to which it or any of its property is subject or bound. True, complete and correct copies of each of the Material Agreements have been made available by the Company to Windward (or, if oral, true, complete and correct descriptions thereof have been set forth in Section 3.17 of the Company Disclosure Schedule). All of the Material Agreements are valid, binding and legally enforceable obligations of the Company (or a Subsidiary of the Company) and, to the Company's knowledge, the other parties thereto (except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance and other similar laws relating to or affecting the rights of creditors and except as the same may be subject to the effect of general principles of equity), and the Company is validly and lawfully operating its business and owning its property under each of the Material Agreements. Except as disclosed in Section 3.17 of the Company Disclosure Schedule: (i) the Company (or any Subsidiary of the Company) is not in default in the payment or performance of any of its obligations under any Material Agreement; (ii) no Event which, with the giving of notice or the passage of time, or both, constitutes an event of default by the Company (or a Subsidiary of the Company) under any Material Agreement has occurred and is continuing; and (iii) to the knowledge of the Company, no other party to any Material Agreement is in default in any material respect in the payment or performance of its obligations thereunder and no Event which, with the giving of notice or the passage of time, or both, constitutes an event of default by such other party under any Material Agreement has occurred and is continuing.

        SECTION 3.18 Ordinary Course of Business.

            A. The Company (which term for purposes of this Section 3.18 shall include any Subsidiary of the Company), from the date of the most recent audited balance sheet forming part of the Company Financial Statements, except as may be described on Section 3.18(A) of the Company Disclosure Schedule:

                (i) has operated its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

                (ii) has not sold or otherwise disposed of, or contracted to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business;

                (iii) except in each case in the ordinary course of business, consistent with prior practice,

                      (a) has not incurred any Indebtedness, obligations or
                          liabilities (fixed, contingent or other);

                      (b) has not entered into any commitments;

                      (c) has not canceled any debts or claims; and

                      (d) has not prepaid any Indebtedness in advance of its
                          contractual maturity date.

                (iv) has not made or committed to make, any additions to its property or any purchases of machinery or equipment, except for machinery and equipment purchases in the ordinary course of business, consistent with past practice, and normal maintenance and replacements;

                (v) has not discharged or satisfied, any Lien, except in the ordinary course of business, consistent with past practices, and has not paid any obligation or liability

        (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, consistent with prior practice, and commitments under Leases existing on that date or incurred since that date in the ordinary course of business;

                (vi) has not created or permitted to be created any Lien on any of its tangible property (other than Liens granted pursuant to the Financing Transactions);

                (vii) has not transferred or created, or permitted to be created, any Lien on any Intangible Assets;

                (viii) except in the ordinary course of business, consistent with prior practice, has not increased the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

                (ix) has not suffered any material damage, destruction or loss (whether or not covered by insurance) or any acquisition or taking of property by any Authority;

                (x) has not waived any rights of material value without fair and adequate consideration;

                (xi) has not experienced any work stoppage;

                (xii) has not entered into, amended or terminated any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for amendments or terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof (in the case of any amendment or termination), and except for the termination of all outstanding option, employment and severance agreements as of the Initial Closing Date;

                (xiii) has not amended or terminated and will not amend or terminate, and has kept in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

                (xiv) has not entered into any other transaction or series of related transactions which individually or in the aggregate is material to the Company, except in the ordinary course of business, consistent with prior practice;

                (xv) has not incurred any Indebtedness owing to any Shareholder and has not made any loans or advances to any Shareholder;

                (xvi) has not split, combined or reclassified any of the Company's capital stock or issued or authorized the issuance of any securities in respect of, in lieu of or in substitution of any shares of the Company's capital stock;

                (xvii) has not issued, sold or otherwise disposed of any of its capital stock (other than Exempt Issuances), or issued Option Securities or Convertible Securities or preemptive rights or other rights to purchase or obtain any of its capital stock, and has not declared, set aside, or paid any dividend or distributions with respect to its capital stock or redeemed, purchased, or otherwise acquired any of its capital stock;

                (xviii)has not amended any of its Organic Documents;

                (xix) has not changed any method of accounting or accounting practice or policy, except as required by Applicable Law or by GAAP; and

                (xx) has not accelerated accounts receivable, delayed accounts payable, or liquidated inventory, except in the ordinary course of business consistent with past practice.

            B. Since December 31, 1999, except as described in Section 3.18(B) of the Company Disclosure Schedule, the Company has not declared, made or paid, or agreed to declare, make or pay, any Distribution, except dividends paid in the ordinary course of business consistent with past practice on its Preferred Stock in accordance with the terms thereof.

        SECTION 3.19 Broker or Finder. Other than Banc of America Securities LLC, which acted as the financial adviser to the Company and the Shareholders, no Person assisted in or brought about the negotiation of this Agreement, or the subject matter of the Transactions in the capacity of broker, agent or finder or in any similar capacity on behalf of the Company (or a Subsidiary).

        SECTION 3.20 Environmental Matters. Except as set forth in Section 3.20 of the Company Disclosure Schedule:

            A. To the Company's knowledge, the Company (which term for purposes of this Section 3.20 shall include any Subsidiary of the Company) and all Affiliates of the Company are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable federal, state, local and foreign laws, regulations, orders, decrees, permits, authorizations, opinions, common law or agency requirements relating to (i) the protection, investigation or restoration of the environment, health and safety, or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Material and (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property (collectively, "Environmental Laws").

            B. As of the date hereof, to the Company's knowledge, no underground storage tanks are present under any property that the Company or any Affiliate of the Company has at any time owned, operated, occupied or leased. As of the date hereof, to the Company's knowledge, no Hazardous Materials, but excluding office and janitorial supplies, are present, as a result of the actions of the Company or, to the Company's knowledge, any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company or any Affiliate of the Company has at any time owned, operated, occupied or leased.

            C. The Company is not aware of any Event which could involve the Company in any environmental litigation or impose upon the Company any environmental liabilities.

            D. To the Company's knowledge, at no time has the Company or an Affiliate of the Company transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials, nor has the Company or any Affiliate of the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities"), which Hazardous Materials Activities are reasonably expected to give rise to liability of the Company or any Affiliate of the Company under any Environmental Law.

            E. To the Company's knowledge, the Company currently holds all material environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its activities and businesses as such activities and businesses are currently being conducted. The Company reasonably believes that each of its Environmental Permits currently in effect will be renewed effective prior to the expiration of such Environmental Permit.

            F. To the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ injunction or claim is pending or threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company or relating to compliance with or liability under any Environmental Law.

            G. Neither the Company nor any Affiliate of the Company has received any notice, demand, letter, claim or request for information alleging that the Company or any Affiliate of the Company may be in violation of or liable under any Environmental Law.

            H. Neither the Company nor any Affiliate of the Company is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Materials.

            I. Neither the Company nor any Affiliate of the Company is required to make any capital or other expenditure to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such expenditures.

            J. Except for the Company's properties located near the Los Angeles International Airport and in Las Vegas, Nevada for which the Company received a Dames & Moore Phase 1 Environmental Study (that has been provided to Windward), the Company has not performed an environmental site assessment, nor has such an assessment been conducted by or on behalf of the Company at any property owned or leased by the Company.

        SECTION 3.21 Books and Records. The minute books and other similar records of the Company and its Subsidiaries contain true and complete records of all actions taken at any meetings of the Company's and its Subsidiaries' Shareholders, Board of Directors, members, managers or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

        SECTION 3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Schedule sets forth a list of the ten (10) largest suppliers and a list of the ten (10) largest customers of the Company and its Subsidiaries based on dollar values of purchases during the twelve-month period ended December 31, 1999. Neither the Company nor any of its Subsidiaries has any reason to believe that any customer or supplier listed on Section 3.22 of the Company Disclosure Schedule has any plan or intention to materially alter its relationship with the Company or any Subsidiary of the Company.

        SECTION 3.23 Officers and Directors. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of all officers, directors, members and managers of the Company and its Subsidiaries.

        SECTION 3.24 Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth all checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by the Company and its Subsidiaries, together with the name of each person with signature authority for each such account.

        SECTION 3.25 Anti-takeover Statutes Not Applicable. No "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation is applicable to the Company's or the Shareholders' entering into this Agreement and consummating the transactions contemplated hereby.

        SECTION 3.26 Litigation. Section 3.26 of the Company Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the knowledge of the Company, is threatened to be made a party to any charge, complaint, Legal Action or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the charges, complaints, Legal Actions, and investigations set forth in Section 3.26 of the Company Disclosure Schedule could result in any Adverse Change to the Company.

        SECTION 3.27 Product Warranty. Each product manufactured, distributed, sold, or delivered by any of the Company and its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability for damages in connection therewith, subject only to the reserve for product warranty claims set forth in the most recent audited balance sheet contained in the Company Financial Statements as adjusted for the passage of time in accordance with the past custom and practice of the Company. No product manufactured, sold, distributed, serviced, leased, or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity of the company or any Subsidiary beyond the applicable standard terms and conditions of sale or lease.

        SECTION 3.28 Product Liability. Except as set forth in Section 3.26 or
3.28 of the Company Disclosure Schedule, none of the Company and its Subsidiaries has any liability (that individually or in the aggregate is material) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, distributed, sold, leased, serviced or delivered by any of the Company and its Subsidiaries.

        SECTION 3.29 Disclosure. The Company and each Shareholder has disclosed to Windward, WCL, WCI and Acquisition Sub all facts known to such Parties (after reasonable investigation and inquiry) material to the Company and its Subsidiaries and each of their respective businesses, properties, operations, prospects and financial condition. Except as disclosed in this Agreement, neither the Company nor any Shareholder knows of any fact or circumstance which might result in any material adverse effect on the business, business prospects, financial condition or results of operations of the Company or any of its Subsidiaries. None of the statements or information contained in any of the representations, warranties or covenants of the Company or any Shareholder set forth in this Agreement or any document, statement, certificate, schedule or exhibit furnished or made available, or to be furnished or made available, to Windward, WCL, WCI or Acquisition Sub by or on behalf of the Company or any Shareholder at the request of Windward or its representatives or otherwise pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

        SECTION 3.30 Continuing Representations and Warranties. Except for those representations and warranties which speak as of a specific date, all of the representations and warranties of the Company set forth in this Article shall be true and correct on the each of the Initial Closing Date and the Subsequent Closing Date with the same force and effect as though made on and as of that date and those, if any, which speak as of a specific date shall be true and correct as of such date on such date and the Initial Closing Date.

                                    ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF WINDWARD AND ACQUISITION SUB

        Each of Windward and Acquisition Sub represents, warrants and covenants to, and agrees with, the Shareholders as follows:

        SECTION 4.1 Organization and Business; Power and Authority; Effect of Transaction.

            A. Windward is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of WCL, WCI and Acquisition Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

            B. Each of Windward, WCL, WCI and Acquisition Sub has all requisite power and authority (corporate and other) and, other than the filing and termination of the waiting period pursuant to the HSR Act, the filing of the Certificates of Merger are required by the CCC and the DLLA, and as set forth in
Section 4.1(B) of the Windward Disclosure Schedule, has in full force and effect all Governmental Authorizations and Private Authorizations in order to enable it to execute and deliver, and to perform its obligations under, this Agreement and each Collateral Document executed or required to be executed by it pursuant hereto or thereto and to consummate the Merger and the Transactions, and the execution, delivery and performance of this Agreement and each Collateral Document executed or required to be executed pursuant hereto or thereto have been duly authorized by all requisite corporate or other action. This Agreement has been duly executed and delivered by each of Windward, WCL, WCI and Acquisition Sub and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or to consummate the Merger and the Transactions, when executed and delivered by Windward, WCL, WCI and Acquisition Sub will constitute, legal, valid and binding obligations of the Windward, WCL, WCI and Acquisition Sub, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity.

            C. Except as set forth in Section 4.1(C) of the Windward Disclosure Schedule, neither the execution and delivery of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, nor the consummation of the Merger or the Transactions, nor compliance with the terms, conditions and provisions hereof or thereof by the Windward, WCL, WCI or Acquisition Sub:

                (i) will conflict with, or result in a breach or violation of, or constitute a default under, any Applicable Law on the part of Windward, WCL, WCI or Acquisition Sub or will conflict with, or result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of giving of notice or passage of time or both would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any Contractual Obligation of Windward, WCL, WCI or Acquisition Sub, or

                (ii) will require any Governmental Authorization or Governmental Filing or Private Authorization and filing requirements except the filing of the Certificates of Merger as required by the CCC and the DLLA, and compliance with the HSR Act.

        SECTION 4.2 Authorized and Outstanding Units of Acquisition Sub. As of the Subsequent Closing Date, the number of units of membership interests of Acquisition Sub (the "Units") issued and outstanding shall be equal to (a) (i) Forty-Six Million, Three Hundred Fifty-Three Thousand, Six Hundred and Fifty-One Dollars and Fifty Cents ($46,353,651.50) plus (ii) an amount equal to the Estimated Funded Liabilities Shortfall, if any, minus (iii) an amount equal to the Estimated Funded Liabilities Excess, if any, minus (iv) the consideration paid pursuant to Section 1.4 in connection with the purchase by Windward, WCL and WCI of the Initial Common Shares, divided by (b) the Common Share Amount.

                                    ARTICLE 5

         REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SHAREHOLDERS

        Each Shareholder, for himself or itself only, hereby represents and warrants to, and agrees with, Windward, WCL, WCI and Acquisition Sub as follows:

        SECTION 5.1 Ownership. Such Shareholder is the lawful owner of record and beneficial owner of the number of shares of Company Common Stock set forth opposite his or its name in Section 5.1 of the Company Disclosure Schedule. Such Shareholder is not party to or bound by any agreement or commitment pursuant to which it is obligated to purchase or otherwise acquire any equity securities, Option Securities or Convertible Securities of the Company, and between the date hereof and the Subsequent Closing, such Shareholder will not sell or purchase, or agree to sell or purchase, any equity securities, Option Securities or Convertible Securities of the Company except to Windward, WCL and WCI pursuant to Article I of this Agreement.

        SECTION 5.2 Liens.

        The shares of the Company Common Stock owned by such Shareholder are free and clear of all Liens (except as may be imposed by state and federal securities laws), and none of such shares of the Company Common Stock is subject to any written or oral agreement whatsoever with respect to the voting thereof, the sale of pledge thereof (including, without limitation, any option or right of first refusal to sell any such shares) or any like matter, nor has any proxy been granted to any Person with respect to any such shares of the Company Common Stock.

        SECTION 5.3 Authorization of Agreement. This Agreement has been duly executed and delivered by such Shareholder and constitutes, and each Collateral Document executed or required to be executed pursuant hereto or thereto or to consummate the Merger and the Transactions, when executed and delivered by such Shareholder will constitute, legal, valid and binding obligations of such Shareholder, enforceable in accordance with their respective terms, except as such enforceability may be subject to bankruptcy, moratorium, insolvency, reorganization, arrangement, voidable preference, fraudulent conveyance or other similar laws relating to or affecting the rights of creditors, and except as the same may be subject to the effect of general principles of equity.

        SECTION 5.4 No Governmental Consents. Except as set forth in Section 5.4 of the Company Disclosure Schedule, no Governmental Authorization or Governmental Filing or Private Authorization is required to be obtained or made by the Company or such Shareholder in connection with the Merger and the Transactions except the filing of the Certificates of Merger as required by the GCL and the DLLA, and compliance with the HSR Act.

                                    ARTICLE 6

                              ADDITIONAL COVENANTS

        SECTION 6.1 Access to Information; Best Efforts.

            A. The Company will afford to Windward and Windward's Representatives full access during normal business hours throughout the period prior to the Subsequent Closing Date to all of its properties, books, contracts, commitments, records (including, without limitation, Tax Returns), customers, distributors and suppliers and, during such period, shall furnish promptly upon request all information relating to the Company or its customers, distributors or suppliers, that Windward or any of its Representatives reasonably requires.

            B. Each of the Parties shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Share Purchase, the Merger and make effective the Transactions, including using its best efforts (i) to prepare and file with the applicable Authorities as promptly as practicable after the execution of this Agreement all requisite applications and amendments thereto, together with related information, data and exhibits, necessary to request issuance of orders approving the Share Purchase, the Merger and the Transactions by all such applicable Authorities; (ii) to obtain all necessary or appropriate waivers, consents and approvals, and (iii) to effect all necessary registrations, filings and submissions (including, without limitation, filings under federal or state securities laws or the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice) and (iv) to lift any injunction or other legal bar to the Merger and the Transactions (and, in such case, to proceed with the Share Purchase, the Merger and the Transactions as expeditiously as possible). Each of the Parties recognizes that the consummation of the Share Purchase, the Merger and the Transactions is subject to the reacquisition notification requirements of the HSR Act. Each agrees that, to the extent required by Applicable Law to consummate the Share Purchase and the Merger, it will file with the Antitrust Division of the Department of Justice and the Federal Trade Commission a Notification and Report Form in a manner so as to constitute substantial compliance with the notification requirements of the HSR Act. Each covenants and agrees to use its best efforts to achieve the prompt termination or expiration of any waiting period or any extension thereof under the HSR Act.

            C. Each of the Parties agrees to take such actions as may be necessary to obtain any Governmental Authorizations legally required for the consummation of the Share Purchase, the Merger and the Transactions, including the making of any Governmental Filings, publications and requests for extensions and waivers.

            D. The Company will use its best efforts on or prior to each of the Initial Closing Date and the Subsequent Closing Date (i) to obtain the satisfaction of the conditions specified in Sections 7.1, 7.2 and 7.3; and (ii) if requested by Windward, to obtain the consents (to the extent required) to the continued existence in accordance with its then-stated terms of all long-term debt of each of the Company and each Subsidiary of the Company. Windward will use its best efforts on or prior to the Initial Closing Date and/or the Subsequent Closing Date, as applicable, to obtain the satisfaction of the conditions applicable to it specified in Sections 7.1, 7.4 and 7.5.

        SECTION 6.2 Notification of Certain Matters. The Company shall give prompt notice to Windward, and Windward shall give prompt notice to the Company, of the occurrence or non-occurrence of any Event the occurrence or non-occurrence of which would be likely to cause (i) any representation or warranty of the Company or Windward, as the case may be, contained in this Agreement to be untrue or inaccurate, or (ii) in the case of the Company and any Shareholder, any change to be made in the Company Disclosure Schedule and any failure of the Company or Windward, as the case may be, to comply with or satisfy, or be able to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice hereunder shall not limit or otherwise affect the liability of any Party giving such notice or the remedies available hereunder to the Party receiving such notice.

        SECTION 6.3 Public Announcements. Except as may be required by applicable law, the Parties agree that there will not be any press release or public announcement pertaining to the transactions contemplated hereby and shall endeavor to agree on the text of such release or the making of such public announcement. The foregoing shall not restrict in any way the method and timing of any Party's compliance with securities or other laws applicable to it, even if the same require a unilateral public disclosure of the matters addressed in this Agreement or any Collateral Document. Any Party making any public disclosure of the matters addressed herein pursuant the foregoing sentence, shall give the other Parties prompt notice thereof, in advance of public disclosure if practicable and legally permissible.

        SECTION 6.4 Tax Matters.

            A. Shareholders' Indemnification Obligations With Respect to Taxes. The Shareholders shall be jointly and severally liable for, and shall indemnify, defend and hold harmless Windward, WCL, WCI and Acquisition Sub (and, after the Subsequent Closing Date, the Company and its Subsidiaries) from and against (i) all Taxes of the Company and any Subsidiary of the Company, and all Taxes with respect to which the Company or any Subsidiary of the Company is or could be liable, that are due with respect to periods (or portions of periods) ending on or prior to the Subsequent Closing Date ("Pre-Closing Taxes"), (ii) all such Taxes that are due with respect to periods ("Straddle Periods") that include but do not end on the Subsequent Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Subsequent Closing Date ("Pre-Closing Straddle Period Taxes"), which shall be calculated by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Subsequent Closing Date, as if such taxable period ended as of the close of the Subsequent Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Subsequent Closing Date and the period after the Subsequent Closing Date in proportion to the number of days in each such period, and (iii) all Claims imposed on or sustained by Windward or its affiliates (including the Company and its Subsidiaries after the Subsequent Closing Date), directly or indirectly, by reason of or in connection with the foregoing amounts.

            B. Pre-Closing Returns. The Shareholders will be responsible for and will cause to be prepared and duly filed all Tax Returns of the Company and its subsidiaries for all taxable periods ending on or before the Subsequent Closing Date. All such Tax Returns shall be prepared in a manner consistent with prior periods. All such Tax Returns shall be submitted to Windward no later than thirty days prior to the due date and filing thereof, and Windward shall have the right to review and comment thereon (without affecting the indemnification obligations of the Shareholders under this Agreement). Upon reasonable review and comment by Windward, such Tax Returns, as modified by reasonable comments of Windward, shall be filed with applicable Taxing Authorities. The Shareholders shall pay or cause to be paid any and all Taxes due with respect to such Tax Returns.

            C. Straddle Period Returns. Windward will prepare or cause to be prepared all Returns of the Company and its Subsidiaries for any and all Straddle Periods. All such Tax Returns that are material shall be submitted to the Shareholders no later than thirty days prior to the due date and filing thereof, and the Shareholders shall have the right to review and comment thereon. Upon reasonable review and comment by the Shareholders, such Tax Returns, as modified by reasonable comments of the Shareholders, shall be filed with applicable taxing authorities. Any Pre-Closing Straddle Period Taxes payable by the Shareholders pursuant hereto shall be remitted to Windward at least ten business days prior to the due date for the payment of such Taxes pursuant to written notice by Windward of such due date.

            D. Tax Information. After the Subsequent Closing, the Shareholders, on the one hand, and Windward and the Company, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to liabilities for Taxes for all periods prior to or including the Subsequent Closing Date and will preserve such information, records or documents until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

            E. Redeterminations of Tax Liability. If there is a redetermination of the Pre-Closing Taxes or the Pre-Closing Straddle Period Taxes of the Company or any of its subsidiaries pursuant to a "Final Determination" (as defined below), the payments required to be made by the Shareholders to Windward pursuant to Section 6.4(A) and 6.4(B) hereof shall be recomputed by substituting the amount of the Tax liability as so redetermined. Such payment shall be made no later than three (3) business days after the date that such payment is made to the relevant taxing authority by reason of such redetermination. "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (ii) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local, municipal or other Taxing statute; (c) a final disposition by any Tax authority of a claim for refund; or (d) any other written agreement or other state of facts which results in a redetermination of Pre-Closing Taxes or Pre-Closing Straddle Period Taxes becoming final and prohibits such Tax authority from seeking any further legal or administrative remedies with respect to such Taxes.

        SECTION 6.5 Conveyance Taxes. The Parties shall cooperate with one another in the preparation, execution and filing of all Returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Subsequent Closing Date.

        SECTION 6.6 No Solicitation. The Company shall not, and shall cause its Representatives not to, and no Shareholder shall, during the period commencing on the date hereof and ending with the earlier to occur of the Subsequent Closing or the termination of this Agreement in accordance with its terms, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to, or (iii) furnish any information to any Person other than Windward and its Representatives relating to, any acquisition or purchase of any of the capital stock of the Company or all or a material portion of the assets of the Company, or a merger, consolidation or business combination of the Company (or a Subsidiary of the Company), or any Other Transaction (other than the Merger).

        SECTION 6.7 Environmental Inspections.

            A. Prior to the Subsequent Closing, Windward shall have the right to conduct environmental and other tests, audits, studies and assessments of the real property owned or leased by the Company (or a Subsidiary of the Company) and the buildings and improvements thereon, and to review such records and documents as may be required by Windward to enable it to evaluate the condition of and potential liabilities affecting such property.

            B. If, in the course of Windward's tests, audits, studies, assessments and review pursuant to subsection (A) above, Windward shall determine that any of the Company's representations and warranties set forth in
Section 3.20 are untrue in any material respect, Windward may terminate this Agreement pursuant and subject to Section 8.1(F).

        SECTION 6.8 Ordinary Course of Business. The Company (which term for purposes of this Section 6.8 shall include any Subsidiary of the Company), from the date hereof and until the Subsequent Closing Date, except as may expressly be required or permitted by the terms of this Agreement:

            (i) will continue to operate its business in the normal, usual and customary manner in the ordinary course of business, consistent with prior practice;

            (ii) will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its properties or assets, other than in the ordinary course of business;

            (iii) except in each case in the ordinary course of business, consistent with prior practice and except pursuant to the Financing Transactions,

                (a) will not incur any Indebtedness, obligations or liabilities (fixed, contingent or other);

                (b) will not enter into any commitments;

                (c) will not cancel any debts or claims; and

                (d) will not prepay any Indebtedness in advance of its contractual maturity date.

            (iv) will not make or commit to make any additions to its property or any purchase of machinery or equipment, except for machinery and equipment purchases in the ordinary course of business, consistent with past practice, and normal maintenance and replacements;

            (v) will not discharge or satisfy any Lien, except in the ordinary course of business, consistent with past practices, and will not pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts then existing or thereafter entered into in accordance with the terms of this Agreement, and commitments under Leases existing on that date or incurred since that date;

            (vi) will not create or permit to be created any Lien on any of its tangible property (other than Liens granted pursuant to the Financing Transactions);

            (vii) will not transfer or create, or permit to be created, any Lien on any Intangible Assets;

            (viii) except in the ordinary course of business, consistent with prior practice, will not increase the compensation payable or to become payable to any of its directors, officers, employees, advisers, consultants, salesmen or agents or otherwise alter, modify or change the terms of their employment or engagement;

            (ix) will not waive any rights of material value without fair and adequate consideration;

            (x) will not enter into, amend or terminate any Lease, Governmental Authorization, Private Authorization, Material Agreement or Employment Arrangement or any Contractual Obligation or transaction with any Affiliate, except for amendments or terminations in the ordinary course of business, consistent with prior practice, in accordance with the terms thereof (in the case of any amendment or termination), and except for the termination of all outstanding option, employment and severance agreements as of the Initial Closing Date;

            (xi) will not amend or terminate and will keep in full force and effect including without limitation renewing to the extent the same would otherwise expire or terminate, all insurance policies and coverage;

            (xii) will not enter into any other transaction or series of related transactions which individually or in the aggregate is material to the Company, except in the ordinary course of business, consistent with prior practice;

            (xiii) will not incur any Indebtedness owing to any Shareholder and will not make any loans or advances to any Shareholder;

            (xiv) will not split, combine or reclassify any of the Company's capital stock or issued or authorized the issuance of any securities in respect of, in lieu of or in substitution of any shares of the Company's capital stock;

            (xv) will not issue, sell or otherwise dispose of any of its capital stock (other than Exempt Issuances), or issue Option Securities or Convertible Securities or preemptive rights or other rights to purchase or obtain any of its capital stock, and will not declare, set aside, or pay any dividend or distributions with respect to its capital stock, except for dividends paid in the ordinary course of business consistent with past practice on its Preferred Stock or redeem, purchase, or otherwise acquire any of its capital stock;

            (xvi) will not amend any of its Organic Documents;

            (xvii) will not change any method of accounting or accounting practice or policy, except as required by Applicable Law or by GAAP;

            (xviii) will not accelerate accounts receivable, delay accounts payable, or liquidate inventory, except in the ordinary course of business consistent with past practice;

            (xix) will not make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations; and

            (xx) will not file or cause to be filed any amended Tax Return with respect to the Company or any Subsidiary of the Company, file or cause to be filed claim for refund of Taxes paid by or on behalf of the Company or any Subsidiary of the Company, or prepare or file any Tax Return of the Company or any Subsidiary of the Company inconsistent with past practice in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case except to the extent required by law.

        SECTION 6.9 Employee Benefits Matters. Upon Windward's request, the Company shall cause the (i) termination of the Mobile Storage Group, Inc. and Related Companies 401(k) Profit Sharing Plan (the "401(k) Plan") in accordance with Section 6.9(A), (ii) transfer of 401(k) Plan account balances of certain employees of the Company to a comparable 401(k) profit sharing plan in accordance with Section 6.9(B), or (iii) transfer of 401(k) Plan account balances of certain employees of any adopting employer of the 401(k) Plan, other than the Company in accordance with Section 6.9(C).

            A. On or before Subsequent Closing, the Company shall take all actions necessary to cause (i) the 401(k) Plan to be terminated with an effective date of termination to be on or before Subsequent Closing (the "Plan Termination Date") and (ii) the account of each participant in the 401(k) Plan as of the Plan Termination Date to become one hundred percent (100%) vested and nonforfeitable.

            B. On or before Subsequent Closing, the Company shall take all actions necessary to cease to be the plan sponsor of the 401(k) Plan. As soon as practicable after the Subsequent Closing Date, the Company shall take all actions necessary to cause the transfer of (i) the 401(k) Plan account balances of the current employees of the Company who participate in the including outstanding loans of such persons and (ii) assets having a value equal to said account balances (whether or not vested), in accordance with Section 414(l) of the Code and any applicable law, to a profit-sharing plan maintained by the Company or Windward which is qualified under Section 401(a) of the Code and which includes a cash or deferred arrangement which qualifies under Section 401(k) of the Code.

            C. On or before Subsequent Closing, the Company shall take all actions necessary to cause any adopting employer, other than the Company, of the Plan to cease participation in the 401(k) Plan. As soon as practicable after the Subsequent Closing Date, the Company shall take all actions necessary to cause the transfer of (i) the account balances of all participants of any adopting employer, other than the Company, of the 401(k) Plan including the outstanding loans of such participants and (ii) assets having a value equal to said account balances (whether or not vested), in accordance with Section 414(l) of the Code and any applicable law, to a qualified retirement plan maintained and sponsored by such adopting employer.

        SECTION 6.10 Company Stock Option Plan. The Surviving Corporation shall adopt, promptly after the Initial Closing Date, and the Shareholders who are shareholders of the Surviving Corporation shall approve, a stock option plan for the benefit of Company employees and outside directors in form and substance acceptable to Windward in its sole discretion (the "Company Stock Option Plan").

        SECTION 6.11 Certain Shareholder Assets. During the period beginning on the date of this Agreement and ending on the date that is eighteen (18) months after the Subsequent Closing Date, neither Ronald F. Valenta nor James S. Robertson shall sell, transfer or otherwise dispose of, and will not create or permit to be created any Lien on, his ownership interest in Portosan Company, LLC, a California limited liability company.

                                    ARTICLE 7

         CONDITIONS TO CONSUMMATION OF THE SHARE PURCHASE AND THE MERGER

        SECTION 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each Party to effect the Share Purchase and the Merger shall be subject to the fulfillment at or prior to each of the Initial Closing and the Subsequent Closing of the following conditions, none of which may be waived:

            A. Governmental Consents. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency which are necessary for the consummation of the Transactions, including without limitation the Share Purchase and the Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

            B. No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect; nor shall there be any statute, rule or regulation enacted, enforced or deemed applicable to the Share Purchase or the Merger which makes the consummation of either the Share Purchase or the Merger illegal.

        SECTION 7.2 Conditions to the Obligation of Windward to Effect the Share Purchase. The obligations of Windward, WCL and WCI to effect the Share Purchase shall be further subject to the satisfaction or written waiver by Windward, WCL and Acquisition Sub, at or prior to the Initial Closing, of the following conditions:

            A. Absence of Material Adverse Changes. There shall not have occurred any change since December 31, 1999 in the assets, liabilities, business, operations, results of operations, financial condition or prospects of the Company which has had, individually or in the aggregate, an Adverse Effect on the Company.

            B. Representations and Warranties; Performance of Obligations. The obligations of the Company and the Shareholders required to be performed by it or them at or prior to the Initial Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Initial Closing as though made at and as of the Initial Closing (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Windward shall have received certificates to that effect signed on behalf of the Company by the chairman or president and the chief financial officer or chief accounting officer of the Company and by each Shareholder.

            C. Third-Party (Non-Governmental) Approvals. Any and all Private Authorizations or notices to all Persons other than Authorities which are necessary in connection with the consummation of the Share Purchase and are required to be received, made or obtained by the Company or the Shareholders, shall have been so received, made or obtained. Without limiting the foregoing, all required consents by holders of Company Common Stock to the Merger and the Transactions shall have been obtained.

            D. Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Company, any of its Subsidiaries, Windward, WCL, WCI or Acquisition Sub that Windward in good faith reasonably determines would so materially adversely impact the economic or business benefits of the Share Purchase as to render inadvisable in the reasonable judgment of Windward the consummation of the Transactions.

            E. Legal Opinions. Windward shall have received (i) opinions from local counsel in the Cayman Islands and the Bahamas in form and substance satisfactory to it in its sole discretion regarding the due organization of Lighthouse, the enforceability of the Merger Agreement and each Collateral Document with respect to Griffiths and Lighthouse, and such other matters as

Windward shall request and (ii) the opinion of Skadden, Arps, Slate, Meagher, & Flom LLP, counsel to the Company, dated the Initial Closing Date, in the form set forth as Exhibit F-1 hereto.

            F. Litigation. There shall be no pending or threatened Legal Action which, in the judgment of Windward, makes it inadvisable to proceed with the Merger and the Transactions; nor shall there be issued and in effect any Injunction limiting or restricting the conduct of the business of the Company by Windward after the Merger and the Transactions.

            G. Non-Competition Agreement. Windward and Griffiths shall have executed and delivered a non-competition agreement substantially in the form of Exhibit G-1 hereto.

            H. Resignations. Each member of the board of directors of the Company, other than Ronald F. Valenta and James S. Robertson, shall have tendered, effective at the Initial Closing, their resignations as directors.

            I. Shareholders Agreement. The Company and the Persons who will be shareholders of the Company immediately after the Initial Closing shall have executed and delivered a Shareholders Agreement (the "Shareholders Agreement"), substantially in the form attached hereto as Exhibit H.

            K. Due Diligence. Windward shall have satisfactorily (as determined at Windward's sole discretion) completed its due diligence review, including without limitation: (i) Windward shall have satisfactorily completed its diligence with respect to business, legal, accounting, environmental and tax matters.

            L. Estimated Funded Liabilities. On the Initial Closing Date, the Company shall have Estimated Funded Liabilities of no less than One Hundred Ten Million Dollars ($110,000,000) and no more than One Hundred Thirty Million Dollars ($130,000,000).

        SECTION 7.3 Conditions to the Obligations of Windward, WCL, WCI and Acquisition Sub to Effect the Merger. The obligations of Windward, WCL, WCI and Acquisition Sub to effect the Merger shall be further subject to the satisfaction or written waiver by Windward, WCL, WCI and Acquisition Sub, at or prior to the Subsequent Closing, of the following conditions:

            A. Absence of Material Adverse Changes. There shall not have occurred any change since December 31, 1999 in the assets, liabilities, business, operations, results of operations, financial condition or prospects of the Company which has had, individually or in the aggregate, an Adverse Effect on the Company.

            B. Representations and Warranties; Performance of Obligations. The obligations of the Company and the Shareholders required to be performed by it or them at or prior to the Subsequent Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Subsequent Closing as though made at and as of the Subsequent Closing (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Windward shall have received certificates to that effect signed on behalf of the Company by the chairman or president and the chief financial officer or chief accounting officer of the Company and by each Shareholder.

            C. Third-Party (Non-Governmental) Approvals. Any and all Private Authorizations or notices to all Persons other than Authorities which are necessary in connection with the consummation of the Merger and are required to be received, made or obtained by the Company or the Shareholders, shall have been so received, made or obtained. Without limiting the foregoing, all required consents by holders of Company Common Stock to the Merger and the Transactions shall have been obtained.

            D. Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon the Company, any of its Subsidiaries, Windward, WCL, WCI or Acquisition Sub that Windward in good faith reasonably determines would so materially adversely impact the economic or business benefits of the Merger as to render inadvisable in the reasonable judgment of Windward the consummation of the Transactions.

            E. Legal Opinions. Windward shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated the Subsequent Closing Date, in the form set forth as Exhibit F-2 hereto, (ii) opinions from local counsel in the Cayman Islands and the Bahamas in form and substance satisfactory to it in its sole discretion regarding the due organization of each Shareholder that is an Entity, the enforceability of the Merger Agreement and each Collateral Document with respect to each Shareholder that is an Entity party thereto, and such other matters as Windward shall request, and (iii) the opinion of Powell, Goldstein, Frazer & Murphy LLP in form and substance satisfactory to Windward in its sole discretion.

            F. Litigation. There shall be no pending or threatened Legal Action which, in the judgment of Windward, makes it inadvisable to proceed with the Merger and the Transactions; nor shall there be issued and in effect any Injunction limiting or restricting the conduct of the business of the Company by Windward after the Merger and the Transactions.

            G. Cancellation of Options. All outstanding options and other securities convertible or exchangeable into capital stock of the Company, if any, shall have been cancelled or exchanged.

            H. Non-Competition Agreements. Windward and Ronald F. Valenta and James S. Robertson shall have executed and delivered non-competition agreements substantially in the form of Exhibits G-1 and G-2 hereto.

            I. Financing Arrangements. The Company shall have executed and delivered a subordinated debt financing facility in form and substance satisfactory to Windward in its sole discretion providing for the financing of up to Twenty-Five Million Dollars ($25,000,000) (the "Subordinated Debt Facility") and the Company shall have entered into a commitment letter (relating to an amended and restated senior debt facility) in form and substance satisfactory to Windward in its sole discretion with a commitment of not less than One Hundred Million Dollars ($100,000,000) (the "Senior Debt Facility").

            J. Due Diligence. The terms and amount of all Indebtedness of the Company and its Subsidiaries and Preferred Stock outstanding just prior to the Merger shall be satisfactory to Windward.

            K. The Acquisitions. The Acquisitions shall have been completed in a manner satisfactory to Windward in its sole discretion.

            L. Financial Condition. The following shall be true and correct: (i) on the Subsequent Closing Date, the Company shall have at least One Million Dollars ($1,000,000) of cash on hand; and (ii) the Company shall have a Pro Forma Runrate EBITDA of at least Thirty Million Six Hundred Thousand Dollars ($30,600,000) for the fiscal year 1999 after giving effect to the consummation of the Acquisitions, and the Company shall have delivered evidence thereof satisfactory to Windward in its sole discretion.

            M. Certain Tax Matters. Windward shall have received from the Company a certificate that the Company is not, and within five years of the date hereof has not been, a "United States real property holding corporation" as defined in Section 897 of the Code in form and substance reasonably satisfactory to Windward.

            N. Recapitalization Accounting. Windward shall have received a letter from Ernst & Young LLP, the Company's independent accounting firm, dated the date of the Effective Time, regarding such independent accounting firm's concurrence with the Company's management as to the appropriateness of "recapitalization" accounting for the Merger, if the Merger is consummated in accordance with this Agreement.

            O. Windward Management Agreement. The Company and Windward Capital Management LLC shall have executed and delivered a Management Agreement and a Fee Agreement, substantially in the forms attached hereto as Exhibit I and Exhibit J, respectively.

            P. Transaction Expenses. The Company shall have paid by wire transfer or check all Transaction Expenses due and payable prior to or substantially contemporaneously with the Effective Time, including without limitation all such fees and expenses due pursuant to the agreements described in Section 7.3(O) above.

            Q. ERISA Matters. The Company shall have caused, at Windward's election, the (i) termination of the 401(k) Plan in accordance with Section 6.9(A), (ii) transfer of 401(k) Plan account balances of certain employees of the Company to a comparable 401(k) profit sharing plan in accordance with
Section 6.9(B), or (iii) transfer of 401(k) Plan account balances of certain employees of any adopting employer of the 401(k) Plan, other than the Company in accordance with Section 6.9(C).

            R. Resignations. Each member of the board of directors of the Company, other than Ronald F. Valenta and James S. Robertson, shall have tendered, effective at the Initial Closing, their resignations as directors.

            S. Pledge Agreements. Each Shareholder holding any Excluded Common Share shall have entered into a Pledge Agreement (the "Pledge Agreements") in form and substance satisfactory to Windward pursuant to which such Party shall pledge its equity interest in the Surviving Corporation in favor of Windward to secure its indemnification obligations pursuant to this Agreement.

            T. Escrow Agreement. Windward, WCL, WCI each Escrowed Shareholder and the Escrow Agent and shall have executed and delivered an Escrow Agreement, substantially in the form attached hereto as Exhibit K, and the Escrow Account shall have been funded contemporaneously with the Subsequent Closing.

            U. Estimated Funded Liabilities. On the Subsequent Closing Date, the Company shall have Estimated Funded Liabilities of no less than One Hundred Ten Million Dollars ($110,000,000) and no more than One Hundred Thirty Million Dollars ($130,000,000).

            W. Employment Agreements. The Company and each of Ronald F. Valenta, James S. Robertson and Kevin Mellifont shall have executed and delivered employment agreements substantially in the form of Exhibits L-1, L-2 and L-3 hereto.

            In addition to the foregoing, the Company will furnish Windward with such additional certificates, instruments or other documents in the name or on behalf of the Company executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.3 as Windward may reasonably request.

        SECTION 7.4 Conditions to the Obligations of Griffiths, Lighthouse and Ronald F. Valenta to Effect the Share Purchase. The obligations of the Griffiths and Lighthouse to effect the Share Purchase shall be further subject to the satisfaction or written waiver by the Griffiths, Lighthouse and Ronald F. Valenta, at or prior to the Initial Closing, of the following conditions:

            A. Representations and Warranties; Performance of Obligations. The obligations of Windward required to be performed by it at or prior to the Initial Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of Windward contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Initial Closing as though made at and as of the Initial Closing (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Griffiths, Lighthouse and Ronald F. Valenta shall have received a certificate to that effect signed by the president and chief financial officer (or other authorized officer(s)) of Windward.

            B. Indemnity and Pledge Agreement. The Company, Windward and Griffiths shall have executed and delivered an indemnity and pledge agreement (the "Indemnity and Pledge Agreement") substantially in the form attached hereto as Exhibit O.

            C. In addition to the foregoing, Windward will furnish Griffiths, Lighthouse and Ronald F. Valenta with such additional certificates, instruments or other documents in the name or on behalf of Windward, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.4 as the Company, Griffiths, Lighthouse and Ronald F. Valenta may reasonably request.

        SECTION 7.5 Conditions to the Obligations of the Company and the Shareholders to Effect the Merger. The obligations of the Company and the Shareholders to effect the Merger shall be further subject to the satisfaction or written waiver by the Company, at or prior to the Subsequent Closing, of the following conditions:

            A. Representations and Warranties; Performance of Obligations. The obligations of Windward required to be performed by it at or prior to the Subsequent Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of Windward contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Subsequent Closing as though made at and as of the Subsequent Closing (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and the Company shall have received a certificate to that effect signed by the president and chief financial officer (or other authorized officer(s)) of Windward.

            B. In addition to the foregoing, Windward will furnish the Company with such additional certificates, instruments or other documents in the name or on behalf of Windward, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 7.5 as the Company may reasonably request.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing Date:

            A. by mutual consent of Windward and the Company;

            B. by either Windward or the Company if any permanent injunction, decree or judgment by any Authority preventing the consummation of the Merger shall have become final and nonappealable;

            C. by the Company: (i) in the event of a material breach of this Agreement by Windward that has not been cured, or if any representation or warranty of Windward shall have become untrue in any material respect, which in either case is incapable of being cured by the Subsequent Closing Date or will prevent or delay consummation of the Merger by or beyond the Termination Date; or (ii) if the Subsequent Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under
Section 7.1 or 7.5 hereof

(unless the failure results primarily from the Company's or any Shareholder's breaching any representation, warranty or covenant contained in this Agreement or any Collateral Document);

            D. by Windward: (i) in the event of a material breach of this Agreement by the Company or the Shareholders that has not been cured, or if any representation or warranty of the Company or the Shareholders shall have become untrue in any material respect, which in either case is incapable of being cured by the Subsequent Closing Date or will prevent or delay consummation of the Merger by or beyond the Termination Date; or (ii) if the Subsequent Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under Section 7.1 or 7.3 hereof (unless the failure results primarily from Windward's breaching any representation, warranty or covenant contained in this Agreement or any Collateral Document); or (iii) if the Company amends the Company Disclosure Schedule pursuant to Section 10.12; or

            E. by Windward, if the Company or its Board of Directors or any Shareholder takes any action prohibited by Section 6.7; or

            F. by Windward, if during the course of Windward's due diligence investigation, Windward acquires knowledge of any Material Event that renders inadvisable in the sole discretion of Windward the consummation of the Merger and the Transactions.

        SECTION 8.2 Effect of Termination. Except as provided in Sections 6.1 and 8.5, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any Party, or any of their respective officers or directors, to the other and all rights and obligations of any Party shall cease; provided, however, that such termination shall not relieve any Party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Initial Closing Date by an agreement in writing signed by each of the parties hereto.

        SECTION 8.4 Waiver. At any time prior to the Subsequent Closing Date, except to the extent Applicable Law does not permit, either Windward or the Company may extend the time for the performance of any of the obligations or other acts of the other, subject, however, to the terms and conditions of
Section 8.1, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an agreement in writing signed by the Party or parties to be bound thereby.

        SECTION 8.5 Fees, Expenses and Other Payments.

            A. In the event of termination of this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the Transactions, and compliance with Applicable Law and Contractual Obligations as a consequence hereof and thereof, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties shall be borne solely and entirely by the Party which has incurred such costs and expenses.

            B. In the event of a closing of the Merger, all Transaction Expenses shall be paid by the Company.

        SECTION 8.6 Effect of Investigation. The right of any Party to terminate this Agreement pursuant to Section 8.1 prior to Initial Closing shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective Representatives whether prior to or after the execution of this Agreement.

                                    ARTICLE 9

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        SECTION 9.1 Effectiveness of Representations, etc. Regardless of any investigation made by or on behalf of any other Party hereto, any Person controlling such Party or any of their respective Representatives whether prior to or after the execution and consummation of this Agreement:

                (i) the representations, warranties, covenants and agreements set forth in Sections 3.1, 3.3, 3.12, 3.14, 3.15, 4.1, 5.1, 5.2, 5.3 and
        6.4 and all claims in respect of any breach thereof shall survive the Merger, the Initial Closing and the Subsequent Closing and be in full force and effect until ninety (90) days following the expiration of the applicable statute of limitations, including extensions thereof;

                (ii) the representations, warranties, covenants and agreements set forth in Section 3.20 and all claims in respect of any breach thereof shall survive the Merger, the Initial Closing and the Subsequent Closing and be in full force and effect for a period of five (5) years from and after the date of the Subsequent Closing;

                (iii) the representations, warranties, covenants and agreements set forth in Article 3 and Article 4 and Article 5 hereof not described in clauses (i) and (ii) above and all claims in respect of any breach thereof shall survive the Initial Closing and the Subsequent Closing and be in full force and effect for a period of eighteen (18) months from and after the date of the Initial Closing (with respect to those made by the sellers of the Initial Common Shares) or the Subsequent Closing (with respect to those made by all other Shareholders and the Company); and

                (iv) claims in respect of any breach of any representations, warranties, covenants and agreements arising from fraud or willful misconduct shall survive the Merger, the Initial Closing and the Subsequent Closing and be in full force and effect indefinitely.

        SECTION 9.2 Indemnification.

            A. The Indemnity Shareholders, jointly and severally, agree to make whole, indemnify and hold Windward and its Affiliates, partners, board members, officers, employees, agents, successors and assigns (collectively, the "Buyer Indemnified Parties") harmless as a result of, from or against:

                (i) any and all Claims of the Buyer Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of any one or more of the Company or any Shareholder under this Agreement or any Collateral Document;

                (ii) any and all Claims of the Buyer Indemnified Parties or other Persons based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any one or more of the Company or any Shareholder under this Agreement or any Collateral Document;

                (iii) any and all Claims of the Buyer Indemnified Parties or other Persons based upon any Tax payable as a result of or in connection with the Merger and the Transactions;

                (iv) any and all Environmental Damages incurred by any Buyer Indemnified Party arising from the presence of Hazardous Materials upon, about or beneath the Real Property or the Former Real Property during any periods through and including the Subsequent Closing Date, or arising from the generation, transportation or disposal or any Hazardous Materials present on the Real Property or the Former Real Property or associated with any operations or activities of the Company or any of its Subsidiaries existing as of or due to acts or omissions on or prior to the Subsequent Closing Date, or arising in any manner whatsoever out of the violation during periods through and including the Subsequent Closing Date, of any Environmental Requirements pertaining to the Real Property or the Former Real Property and the activities thereon, whether or not disclosed on the Company Disclosure Schedule or otherwise known by Windward, WCL, WCI, Acquisition Sub or the Company or any of its Subsidiaries and regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Real Property; provided, however, that any Claim pursuant to this Section 9.2(iv) shall be made by the applicable Buyer Indemnified Party or Parties prior to the date five (5) years after the date of the Subsequent Closing; and

                (v) any and all Claims of the Buyer Indemnified Parties or other Persons incident to the foregoing or to the enforcement of this Section 9.2(A).

            B. Windward hereby agrees to make whole, indemnify and hold the Company, the Shareholders and their respective Affiliates, agents, heirs, successors and assigns (collectively, the "Company Indemnified Parties") harmless as a result of, from or against:

                (i) any and all Claims of the Company Indemnified Parties or other Persons based upon, attributable to or resulting from any inaccuracy in or breach of any representation or warranty on the part of Windward under this Agreement or any Collateral Document;

                (ii) any and all Claims of the Company Indemnified Parties or other Persons based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Windward; and

                (iii) any and all Claims of the Company Indemnified Parties or other Persons incident to the foregoing or to the enforcement of this
        Section 9.2(B).

            C. Notwithstanding the foregoing:

                (i) None of the Indemnity Shareholders shall be required to pay any amount for indemnification to the Buyer Indemnified Parties in connection with Shareholder Limited Claims (as defined below) under this
        Section 9.2 except to the extent the aggregate amount of such Shareholder Limited Claims asserted against the Indemnity Shareholders under this Section 9.2 exceeds Three Hundred Thousand Dollars ($300,000) in the aggregate, and then only with respect to such Shareholder Limited Claims in excess of such sum;

                (ii) The aggregate amount that the Indemnity Shareholders shall be required to pay for indemnification to the Buyer Indemnified Parties in connection with Shareholder Limited Claims under this Section 9.2 shall be limited to Twenty-Five Million Dollars ($25,000,000) in the aggregate; and

                (iii) As used herein, "Shareholder Limited Claims" means any Claim based solely on a breach of the representations and warranties of the Company and the Shareholders set forth in Sections 3.2, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.16, 3.17, 3.18, 3.19, 3.21,
        3.22, 3.23, 3.24, 3.25, 3.26, 3.27 and 3.28.

            D. Notwithstanding the foregoing:

                (i) Windward shall not be required to pay any amount for indemnification to the Company Indemnified Parties in connection with Windward Limited Claims (as defined below) except to the extent the aggregate amount of such Claims asserted against Windward under this
        Section 9.2 exceeds Three Hundred Thousand Dollars ($300,000) in the aggregate, and then only with respect to such Claims in excess of such sum;

                (ii) The aggregate amount that Windward shall be required to pay for indemnification to the Company Indemnified Parties in connection with Windward Limited Claims under this Section 9.2 shall be limited to Five Million Dollars ($5,000,000) in the aggregate;

                (iii) As used herein, "Windward Limited Claims" means any Claim based on a breach of the representations and warranties of Windward and Acquisition Sub set forth in Section 4.1.

        SECTION 9.3 Procedures Concerning Claims by Third Parties; Payment of Damages; etc.

            A. In the event that any Legal Action shall be instituted or asserted by any Person other than such indemnified party in respect of which payment may be sought hereunder, the indemnified party shall reasonably and promptly cause written notice of the assertion of any Legal Action of which it has knowledge which is covered by the indemnities under Section 9.2 to be forwarded to the indemnifying party. In such event, unless in such indemnified party's reasonable judgment a conflict of interest between the indemnified party and the indemnifying party may exist in respect of the Claims, the indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to assume the defense of any Legal Action which relates to any Claims instituted or asserted by any Person other than such indemnified party and indemnified against hereunder, provided that the indemnifying party (x) acknowledges its obligation to indemnify the indemnified party in respect of the entire amount of all of the Claims asserted therein and (y) provides assurances reasonably satisfactory to the indemnified party that the indemnifying party will be financially able to satisfy the entire amount of all of the Claims asserted therein. The indemnifying party shall not agree or enter into any settlement of any Claim without obtaining (x) the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed and (y) an unconditional release of liability of the indemnified party to the Person(s) asserting such Claim as part of such settlement. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any such Claims, it shall within thirty
(30) days (or sooner, if the nature of the Legal Action so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Legal Action which relates to any such Claims, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Claims under this Agreement, or the indemnified party determines that a conflict of interest may exist, the indemnified party may defend against, negotiate, settle or otherwise deal with such Legal Action. If the indemnified party defends any Legal Action, then the indemnifying party shall reimburse the indemnified party for Claims incurred in defending such Legal Action upon submission of periodic bills. The indemnified party may not settle any Legal Action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. If the indemnifying party shall assume the defense of any Legal Action instituted or asserted by any Person other than an indemnified party, the indemnified party may participate in the defense of such Legal Action at such party's own expense.

            B. After any final judgment or award shall have been rendered by a court, arbitration board (which may be engaged as required by law or contract or upon the consent of each of the indemnifying party and the indemnified parties) or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Legal Action hereunder, the indemnifying party shall deliver to the indemnified party, by wire transfer of immediately available funds, an amount equal to the sums due and owing to the indemnified party within five business days after the date of notice of such judgment or award.

            C. The failure of the indemnified party to give reasonably prompt notice of any Legal Action instituted or asserted by any Person other than such indemnified party and indemnified against hereunder shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss or material prejudice as a result of such failure. The indemnified parties shall not be deemed to have notice of any Legal Action by virtue of knowledge acquired on or prior to the Subsequent Closing Date by an employee or other Representative of the Company or Windward.

            D. No Legal Action to enforce a claim for indemnity shall be stayed or dismissed for failure to join one or more indemnifying parties or to permit an indemnifying party to cross-claim against another indemnifying party, nor shall the failure to join an indemnifying party be deemed grounds for preventing a separate or subsequent Legal Action to enforce a Claim for indemnification against such party, each such Legal Action being deemed a separate and independent Claim for indemnification.

            E. Notwithstanding anything herein to the contrary, with respect to any indemnification claim by Windward for Claims arising out of any breach or inaccuracy of any representation or warranty made by the Company and the Shareholders set forth in Section 3.14 hereof with respect to Taxes, the Indemnity Shareholders shall have the right to participate in any Tax audit or administrative, judicial or other proceeding to the extent such audit, proceeding or determination affects the amount of the Claim for which the Company and Indemnity Shareholders are liable under Section 9.2 hereof.

        SECTION 9.4 Manner of Indemnification.

            A. The Buyer Indemnified Parties may seek payment for any and all Claims for indemnification hereunder, at the Buyer Indemnified Party's sole discretion, by any one or a combination of the following: (i) cash payment from any or all of the Indemnity Shareholders and/or (ii) cash payment from the Escrow Account and/or (iii) foreclosing on the shares secured by the Pledge Agreements, subject only to the limitations set forth in Section 9.2(C) hereof. The Company shall remain liable for amounts which the Buyer Indemnified Parties do not recover from the Indemnity Shareholders or the Escrow Account. Any and all Claims shall be satisfied by the payment of cash to the Buyer Indemnified Parties for the full amount of such claim. If the indemnifying parties fail to satisfy a Claim for indemnity through the payment of cash, the Buyer Indemnified Parties, in their sole discretion, without prejudice to any other legal remedy available to them, may offset the full or partial amount of such Claim against any or all payments, where currently due and payable or payable in the future, under any other agreement between the indemnifying party and Windward.

            B. For purposes of this Agreement, the Escrowed Shareholders, without any further action on the part of any such Escrowed Shareholder, shall be deemed to have consented to the appointment of the Shareholder Representative as attorney-in-fact for and on behalf of each such Escrowed Shareholder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including the exercise of the power to (i) authorize delivery to Windward, WCL and WCI of the Escrow Amount, or any portion thereof, in satisfaction of Claims by the Buyer Indemnified Parties,

(ii) agree to, negotiate, enter into settlements and compromises of and comply with the orders of courts and awards of arbitrators with respect to such Claims,
(iii) resolve any Claims asserted by the Buyer Indemnified Parties, and (iv) take all actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Shareholder Representative has unlimited authority and power to act on behalf of each Escrowed Shareholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Claims asserted by the Buyer Indemnified Parties, rights or obligations arising from and taken pursuant to this Agreement. The Escrowed Shareholders will be bound by all actions taken by the Shareholder Representative in connection with this Agreement or the Escrow Agreement, and Windward, WCL and WCI shall be entitled to rely in all respects on any action or decision of the Shareholder Representative. The Shareholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. At any time during the term of the Escrow Agreement, the holders of a majority in interest of the Escrow Amount may appoint a new Shareholder Representative by written consent by sending notice and a copy of the written consent appointing such new Shareholder Representative signed by the holders of a majority in interest of the Escrow Amount to Windward, WCL, WCI and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Windward, WCL, WCI and the Escrow Agent.

        SECTION 9.5 Exclusive Remedy. The indemnification provisions set forth in this Article 9 and in Section 6.4 shall be the exclusive remedy following and subject to the Subsequent Closing for any breaches or alleged breaches of any representation, warranty or covenant contained in this Agreement or any Collateral Document, except for breaches arising from intentional fraud or intentional misconduct.

        SECTION 9.6 Net Recovery.

            A. The amount to which a Buyer Indemnified Party or a Company Indemnified Party may become entitled in respect of any Claim under this Article 9 shall be reduced by any insurance or other third party recovery, reimbursement or benefit received in respect of such Claim (other than any net tax benefit described in Section 9.6(B) below) before the expiration of two years after payment of such Claim by the indemnifying party. The amount of any such recovery, less all reasonable costs, charges and expenses incurred by the relevant Buyer Indemnified Party or Company Indemnified Party, as the case may be, in obtaining such recovery from the third party, shall be repaid by the relevant Buyer Indemnified Party or Company Indemnified Party, as the case may be, to the relevant indemnifying Party promptly upon the receipt thereof from the third party.

            B. The amount of any Claim for which indemnification is provided shall be (A) increased to take account of any net tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (B) reduced to take account of any net tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such tax cost or tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net tax cost (including gross-up) or net tax benefit only after the indemnified party has Actually Realized such cost or benefit. For purposes of this Agreement, an indemnified party shall be deemed to have "Actually Realized" a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of Taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of Taxes that such indemnified party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the indemnified party's liability for taxes, and payments among the parties to reflect such adjustment shall be made if necessary. In the event subsequent facts result in a reduction of a tax benefit (due, for instance, to a carryback of losses), the amount of such tax benefit shall be repaid to the indemnified party by the indemnifying party.

        SECTION 9.7 Indemnification of Officers and Directors. From and after the Subsequent Closing Date, the Company shall indemnify persons who served as directors, officers and agents of the Company with respect to matters arising out of their conduct in such capacities on or before the Subsequent Closing in accordance with and subject to the provisions of the Company's current Articles of Incorporation and By-laws as delivered to Windward prior to the execution of this Agreement until the date that is three years after the Subsequent Closing Date.

                                   ARTICLE 10

                               GENERAL PROVISIONS

        SECTION 10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or sent by electronic transmission to the facsimile number specified below (or at such other address or facsimile number for a party as shall be specified by like changes of address):

            A. If to Windward, WCL, WCI or Acquisition Sub:

                  Windward Capital Management LLC
                  1177 Avenue of the Americas, 42nd Floor
                  New York, New York  10036
                  Attn:  Peter S. Macdonald
                  Facsimile No.:  (212) 382-6534
               with copies to:

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, California  90071
                  Attn: Jonathan K. Layne, Esquire
                  Facsimile No.:  (213) 229-7520

            B. If to the Company or the Shareholders:

                  Mobile Storage Group, Inc.
                  2450 Foothill Blvd., 2nd Floor
                  La Crescenta, California  91214
                  Attention:  Ronald F. Valenta
                  Facsimile No.:  (818) 541-9260

               with copies to:

                  Skadden, Arps. Slate, Meagher & Flom LLP
                  300 South Grand Avenue, 34th Floor
                  Los Angeles, California 90071
                  Attn.:  Ronald P. Givner, Esquire
                  Facsimile No.:  (213) 687-7645

                  Windward Capital Management LLC
                  1177 Avenue of the Americas, 42nd Floor
                  New York, New York  10036
                  Attn:  Peter S. Macdonald
                  Facsimile No.:  (212) 382-6534

                  and

                  Gibson, Dunn & Crutcher LLP
                  333 South Grand Avenue
                  Los Angeles, California  90071
                  Attn: Jonathan K. Layne, Esquire
                  Facsimile No.:  (213) 229-7520

        SECTION 10.2 Headings. The headings contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner Adverse to any party. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, Windward and the Company shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        SECTION 10.4 Entire Agreement. This Agreement (together with the Company Disclosure Schedule, the Windward Disclosure Schedule and the other Collateral Documents delivered in connection herewith), constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

        SECTION 10.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void; provided, however, that each of Windward, WCL and WCI may assign all or any portion of their rights and obligations under this Agreement to any Affiliate of Windward, WCL or WCI.

        SECTION 10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 10.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York governing contracts made and to be performed in such jurisdiction, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

        SECTION 10.8 Specific Enforcement The Company and the Shareholders acknowledge that the Company and its business are unique and that Windward, WCL, WCI and Acquisition Sub will have no adequate remedy at law and may suffer irreparable damage if the Company or the Shareholders breach any covenant contained herein or fail to perform any of their obligations under this Agreement. Accordingly, the Company and the Shareholders agree that Windward, WCL, WCI and Acquisition Sub shall have the right, in addition to any other rights which they may have, to specific performance and equitable injunctive relief if the Company or the Shareholders shall fail or threaten to fail to perform any of their obligations under this Agreement.

        SECTION 10.9 Consent to Jurisdiction.

            A. Each Party, by its signature hereto, hereby submits to personal jurisdiction and waives any objection as to venue in the state of New York. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be adjudicated by a court of competent jurisdiction located in New York, New York, subject to the provisions of Section 10.9(B) below; provided, however, that any such claim or proceeding may be commenced by Windward or any of its Affiliates hereunder in New York or any other jurisdiction, at the discretion of Windard and any applicable Affiliate.

            B. At the request of any Party hereto, and subject to the rights of Windward, WCL, WCI and Acquisition Sub pursuant to Section 10.8 and to the rights of the parties under

Section 10.9(C), any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be settled by arbitration conducted in New York, New York, before and in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"), and judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. The parties intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a situs or specifically a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. The sole arbitrator, who shall be selected in accordance with the procedures of the AAA, shall be a retired or former judge of any federal court appointed under Article III of the United States Constitution who presided in a court located in the state in which the arbitration is conducted, or a retired or former judge of a trial court of general jurisdiction or a higher court of the state in which the arbitration is conducted. The arbitrator shall award to the prevailing party in any arbitration proceeding commenced hereunder, and the court shall include in its judgment for the prevailing party in any claim arising under this Agreement or relating to the transactions contemplated hereby, the prevailing party's costs and expenses (including expert witness expenses and reasonable attorneys' fees) of investigating, preparing and presenting such arbitration claim or cause of action.

            C. Any Party hereto may request a court of competent jurisdiction in to grant provisional injunctive relief to such Party solely for the purpose of maintaining the status quo until an arbitrator can render an award on the matter in question and such award can be confirmed by a court having jurisdiction thereof.

        SECTION 10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 10.11 Mutual Drafting. This Agreement is the result of the joint efforts of Windward and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any Party based on any presumption of that Party's involvement in the drafting thereof.

        SECTION 10.12 Disclosure Supplements. From time to time prior to the Subsequent Closing Date, each Party will promptly supplement or amend its respective Disclosure Schedule delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. If the Company amends or supplements the Company Disclosure Schedule prior to the either the Initial Closing Date or the Subsequent Closing Date, Windward may, in its sole discretion, (i) elect to terminate the Agreement pursuant to Article 8 or (ii) waive its right to terminate the Agreement for such reason and consummate the Transactions. In the event that Windward waives its right to terminate the Agreement for such reason and the Merger and the Transactions are consummated, neither Windward nor any other

Buyer Indemnified Party shall be deemed to have waived any right to indemnity pursuant to Article 9 for breach of the representation, warranty or covenant to which such amended or supplemented disclosure applies, and Windward or any other Buyer Indemnified Party shall be entitled to seek such an indemnity pursuant to
Article 9 with respect to the representation, warranty or covenant to which such amended or supplemented disclosure applies as if such supplemented disclosure had not been made.

        SECTION 10.13 Company Disclosure Schedule. The Company Disclosure Schedule shall be organized in sections corresponding to the section numbers contained in this Agreement. Disclosures in the Company Disclosure Schedule shall be deemed to apply to only to the particular section under which they appear regardless of whether such statements could be otherwise deemed to apply to other sections of this Agreement.

                                   ARTICLE 11

                                   DEFINITIONS

        As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in the Disclosure Schedules and each Collateral Document, notice, certificate, communication, opinion or other document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

               AAA shall have the meaning given to it in Section 10.9(B).

               ACTUAL FUNDED LIABILITIES shall have the meaning given to it in
Section 2.10(C).

               ACTUAL TRANSACTION EXPENSES shall have the meaning given to it in
Section 2.10(D).

               ACQUISITIONS shall mean the transactions described in the Acquisition Schedule attached hereto.

               ACQUISITION SUB shall have the meaning set forth in the preamble of this Agreement.

               ADVERSE, ADVERSELY, when used alone or in conjunction with other terms (including without limitation "Affect," "Change" and "Effect") shall mean, with respect to the Company, or to Windward, as the case may be, any Event which could reasonably be expected to (a) adversely affect the validity or enforceability of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or (b) adversely affect the business, properties, assets, results of operations, financial condition or prospects of the Company or any of its Subsidiaries or Windward, as the case may be, or (c) impair the ability of the Company and/or and of its Subsidiaries or Windward, as applicable, to fulfill its obligations under the terms of this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, or (d) adversely affect the aggregate rights and remedies of Windward or the Company and/or any of its Subsidiaries, as the case may be, under this Agreement or any Collateral Document executed or required to be executed pursuant hereto or thereto, in all cases, unless otherwise specifically set forth, in a material respect or manner or to a material degree.

               AFFILIATE, AFFILIATED shall mean, with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any other Person of which such Person at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest, (c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest of such Person, (d) any executive officer or director of such Person, (e) with respect to any partnership, joint venture or similar Entity, any general partner thereof, and
(f) when used with respect to an individual, shall include any member of such individual's immediate family or a family trust.

               AMENDED ARTICLES OF INCORPORATION shall have the meaning given to it in Section 2.5.

               AGREEMENT shall mean this Agreement and Plan of Merger as originally in effect, including unless the context otherwise specifically requires, all schedules, including the Disclosure Schedules and exhibits hereto, and as the same may from time to time be supplemented, amended, modified or restated in the manner herein or therein provided.

               APPLICABLE LAW shall mean any Law of any Authority, whether domestic or foreign, including without limitation all federal and state securities laws and Environmental Laws, to or by which a Person or it or any of its business or operations is subject or any of its property of assets is bound.

               AUTHORITY shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

               BENEFIT ARRANGEMENT shall mean, with respect to any Person, any material benefit arrangement or policy that is not a Plan, including but not limited to (i) any employment or consulting agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice.

               BEST EFFORTS shall mean commercially reasonable, good faith efforts.

               BUYER INDEMNIFIED PARTIES shall have the meaning given to it in
Section 9.2(A).

               CALIFORNIA AGREEMENT OF MERGER shall have the meaning given to it in Section 2.2.

               CANCELLED SHARES shall have the meaning given to it in Section 2.8(E).

               CASH SHARES shall mean each share of Company Common Stock issued and outstanding at the Effective Time, excluding Excluded Common Shares, Dissenting Shares, Initial Common Shares and Cancelled Shares.

               CCC shall have the meaning given to it in Section 2.1.

               CERTIFICATES OF MERGER shall have the meaning given to it in
Section 2.2.

               CLAIM shall mean any debt, liability, obligation, loss, damage (including any indirect or consequential damage), deficiency, assessment or penalty, together with any Legal Action, pending or threatened, or any claim or judgment of whatever kind and nature relating thereto, and all fees, costs, expenses and disbursements (including without limitation reasonable attorneys' and other legal fees, costs and expenses) relating to any of the foregoing.

               COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

               CODE shall mean the Internal Revenue Code of 1986, as amended.

               COLLATERAL DOCUMENT shall mean any agreement, instrument, certificate, opinion, memorandum, schedule or other document delivered by a Party pursuant to this Agreement or in connection with the Transactions, including, without limitation, this Agreement, the Shareholders Agreement, the Non-Competition Agreements, the Employment Agreements, the Escrow Agreement, the Pledge Agreements. the Management Agreement, the Fee Agreement, the Certificates of Merger, the Company Disclosure Schedule, the Windward Disclosure Schedule, the Acquisition Schedule, and the Guaranteed Indebtedness Schedule.

               COMMON SHARE AMOUNT shall have the meaning given to it in Section 1.4(A)(i).

               COMPANY shall have the meaning given to it in the preamble to this Agreement.

               COMPANY COMMON STOCK shall mean shares of common stock of the Company.

               COMPANY DISCLOSURE SCHEDULE shall mean the Company Disclosure Schedule attached hereto.

               COMPANY FINANCIAL STATEMENTS shall have the meaning given to it in Section 3.2.

               COMPANY INDEMNIFIED PARTIES shall have the meaning given to it in
Section 9.2(B).

               COMPANY STOCK OPTION PLAN shall have the meaning given to it in
Section 6.10.

CONTRACT, CONTRACTUAL OBLIGATION shall mean, with regard to any Person, any term, condition, provision, representation, warranty, agreement, covenant, undertaking, commitment, indemnity or other obligation set forth in the Organic Documents of such Person or which is outstanding or existing under any instrument, contract, lease or other contractual undertaking

(including without limitation any instrument relating to or evidencing any Indebtedness) to which such Person is a party or by which it or any of its business is subject or property or assets is bound.

               CONTROL (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, or the disposition of such Person's assets or properties, whether through the ownership of stock, equity or other ownership, by contract, arrangement or understanding, or as trustee or executor, by contract or credit arrangement or otherwise.

               CONVERTIBLE SECURITIES shall mean any evidences of indebtedness, shares of capital stock (other than common stock) or other securities directly or indirectly convertible into or exchangeable for equity securities, whether or not the right to convert or exchange thereunder is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or existence or non-existence of some other Event, or both.

               CURRENT USES shall have the meaning given to it in Section
3.6(C).

               DELAWARE CERTIFICATE OF MERGER shall have the meaning given to it in Section 2.2.

               DISSENTING SHARES shall have the meaning given to it in Section 2.8(D).

               DISSENTING SHAREHOLDER shall have the meaning given to it in
Section 2.11.

               DISTRIBUTION shall mean, with respect to a Party: (a) the declaration or payment of any dividend (except dividends payable in common stock of such Party) on or in respect of any shares of any class of capital stock of such Party or any equity securities of any Subsidiary owned by a Person other than such Party or a Subsidiary, (b) the purchase, redemption or other retirement of any shares of any class of capital stock of such Party or any shares of capital stock of any Subsidiary owned by a Person other than such Party or a Subsidiary, and (c) any other distribution on or in respect of any shares of any class of capital stock of such Party or any shares of capital stock of any Subsidiary owned by a Person other than such Party or a Subsidiary.

               DLLA shall have the meaning given to it in Section 2.1.

               EFFECTIVE TIME shall have the meaning given to it in Section 2.2.

               EBITDA shall mean, as of any date of determination, with respect to the applicable Reference Period, an amount equal to (i) consolidated net income (or loss) for such Reference Period, plus (ii) consolidated interest expense for such Reference Period, plus (iii) the amount of taxes, based on or measured by income, deducted in the determination of consolidated net income (or loss) for such Reference Period, plus (iv) the amount of depreciation and amortization expense deducted in the determination of consolidated net income (or loss) for such Reference Period, minus (v) non-recurring gains for such Reference Period (including without limitation any such gains on the sale or disposal of assets other than in the ordinary course of business), plus (vi) non-recurring losses for such Reference Period (including without limitation any such gains on the sale or disposal of assets other than in the ordinary course of business), in each case determined with respect to the Company and its Subsidiaries on a consolidated basis and in accordance with GAAP.

               EMPLOYMENT ARRANGEMENT shall mean, with respect to any Person, any employment, consulting, retainer, severance or similar contract, agreement, plan, arrangement or policy (exclusive of any which is terminable within thirty
(30) days without liability, penalty or payment of any kind by such Person or any Affiliate), or providing for severance, termination payments, insurance coverage (including any self-insured arrangements), workers compensation, disability benefits, life, health, medical, dental or hospitalization benefits, supplemental unemployment benefits, vacation or sick leave benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock purchase or appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits, or any collective bargaining or other labor agreement, whether or not any of the foregoing is subject to the provisions of ERISA.

               ENTITY shall mean any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust, estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Authority.

               ENVIRONMENTAL DAMAGES shall mean all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorney's fees and disbursements and consultants' fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, about or beneath the Real Property or Former Real Property, or migrating or threatening to migrate to or from the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

               ENVIRONMENTAL LAWS shall have the meaning given to it in Section 3.20(A).

               ENVIRONMENTAL PERMITS shall have the meaning given to it in
Section 3.20(E).

               ENVIRONMENTAL REQUIREMENTS shall mean all applicable statutes, regulations, rules, ordinances, codes, policies, advisories, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all federal state, and local governmental branches agencies, departments, commissions, boards, bureaus or instrumentalities domestic and foreign, having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials.

               EQUITY HOLDERS shall mean the holders of the Company's capital stock, including without limitation the holders of the Company's Common Stock and Preferred Stock.

               ERISA shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

               ERISA AFFILIATE shall mean any Person that is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

               ESCROW AGENT shall have the meaning given to it in Section
2.12(B).

               ESCROW AGREEMENT shall have the meaning given to it in Section 2.12(B).

               ESCROW AMOUNT shall have the meaning given to it in Section 2.12(B).

               ESCROWED SHAREHOLDERS shall mean Alcone Holdings, Ltd. and Bass International, Ltd.

               ESTIMATED FUNDED LIABILITIES shall have the meaning given to it in Section 2.10(C).

               ESTIMATED FUNDED LIABILITIES EXCESS shall have the meaning given to it in Section 2.10(C).

               ESTIMATED FUNDED LIABILITIES SHORTFALL shall have the meaning given to it in Section 2.10(C).

               EVENT shall mean the occurrence or existence of any act, action, activity, circumstance, condition, event, fact, failure to act, omission, incident or practice, or any set or combination of any of the foregoing.

               EXCLUDED COMMON SHARES shall mean 6,139 Shares held by Wildwood International, Inc., 6,139 Shares held by Zero Sum Investments S.A., and 2,455 shares held by James S. Robertson and Mary Ellen Robertson.

               EXEMPT ISSUANCES shall mean issuances of capital stock of the Company consisting of either (a) preferred stock that is not convertible into any other class of capital stock, debt or any other asset or (b) preferred stock
(i) with terms consistent with the terms of the preferred stock issued by the Company prior to the date hereof and (ii) issued in the ordinary course of business and consistent with past practice in consideration for the assets or equity securities acquired pursuant to an Acquisition or for the purchase of equipment. For purposes of Sections 3.18(A) and 6.8 only, the term Exempt Issuances shall also be deemed to include the issuance of the Newly Issued Shares.

               FINAL DETERMINATION shall have the meaning given to it in Section 6.4(E).

               FINANCING TRANSACTIONS shall mean the financing transactions contemplated by the Senior Debt Facility.

               FORMER REAL PROPERTY shall mean any real property in which the Company or any of its Subsidiaries heretofore held but no longer holds a fee, leasehold or other legal, beneficial or equitable interest or otherwise operated or occupied, but no longer does so.

               FUNDED LIABILITIES shall mean the sum of (x) the pro forma Indebtedness of the Company and its Subsidiaries (after giving effect to the Acquisitions) and (y) the total liquidation preference of the issued and outstanding shares of Preferred Stock of the Company, minus (z) credit advances to Indemnity Shareholders as set forth on the Funded Liabilities Statement.

               FUNDED LIABILITIES INDEPENDENT ACCOUNTANTS shall have the meaning given to it in Section 2.10(C).

               FUNDED LIABILITIES NOTICE OF DISAGREEMENT shall have the meaning given to it in Section 2.10(C).

               FUNDED LIABILITIES STATEMENT shall have the meaning given to it in Section 2.10(C).

               GAAP shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

               GOVERNMENTAL AUTHORIZATIONS shall mean, with regard to any Person, all approvals, concessions, consents, franchises, licenses, permits, plans, registrations and other authorizations of all Authorities that are material to such Person.

               GOVERNMENTAL ENTITY shall mean any federal, state or local governmental agency, board or authority.

               GOVERNMENTAL FILINGS shall mean all filings, including franchise and similar Tax filings, and the payment of all fees, assessments, interest and penalties associated with such filings, with all Authorities.

               GRIFFITHS shall have the meaning set forth in the preamble to this Agreement.

               GUARANTY OR GUARANTEED shall mean any agreement, undertaking or arrangement by which a Party guarantees, endorses or otherwise becomes or is liable, directly or indirectly, contingently or otherwise, upon any Indebtedness of any other Person including without limitation the payment of amounts drawn down by beneficiaries of letters of credit (other than by endorsements of negotiable instruments for deposit or collection in the ordinary course of business). The amount of the obligor's obligation under any Guaranty shall be deemed to be the outstanding amount (or maximum permitted amount, if larger) of the Indebtedness directly or indirectly guaranteed thereby (subject to any limitation set forth therein).

               GUARANTEED INDEBTEDNESS shall mean the Indebtedness guaranteed by Griffiths and set forth on the Guaranteed Indebtedness Schedule.

               HAZARDOUS MATERIALS shall mean any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminate" under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property causes a nuisance upon any Real Property or Former Real Property or to adjacent properties or poses a hazard to the health or safety of persons on or about any Real Property or Former Real Property; (E) the presence of which on adjacent properties constitutes a trespass by the Company or any of its Subsidiaries; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

               HAZARDOUS MATERIALS ACTIVITIES shall have the meaning given to it in Section 3.20(D).

               HSR ACT shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the rules and regulations thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

               INDEBTEDNESS shall mean, with respect to a Party as of any date of determination, (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Party and its Subsidiaries on a consolidated basis (adjusted to reflect the then full principal amount of all such items), except (i) items of capital stock or of surplus on the consolidated balance sheet of such Party,
(ii) deferred Taxes, and (iii) current liabilities, other than (x) short term debt and (y) the current portion of such Party's long term debt and capital leases; (b) all obligations secured by any Lien to which any property or asset owned or held by such Party is subject, whether or not the obligation secured thereby shall have been assumed; and (c) to the extent not otherwise included, all Contractual Obligations of such Party constituting capitalized leases and all obligations of such Party with respect to Leases constituting part of a sale and leaseback arrangement and off-balance sheet financing (including, without limitation, synthetic leases and other similar financing arrangements).

               INDEMNITY SHAREHOLDERS shall mean Ronald F. Valenta, James S. Robertson, Mary Ellen Robertson, Alcone Holdings, Ltd., Bass International, Ltd., Camry Investments, Inc., Wildwood International, Inc. and Zero-Sum Investments S.A.

               INITIAL CLOSING shall have the meaning given to it in Section
1.3.

               INITIAL CLOSING DATE shall mean April 4, 2000, or such later date (prior to the Termination Date) as all the conditions to the Initial Closing have been waived and/or satisfied.

               INITIAL COMMON SHARES shall have the meaning given to it in
Section 1.3.

               INITIAL COMMON SHARES AGGREGATE PURCHASE PRICE shall have the meaning given to it in Section 1.4(A)(i).

               INITIAL PER SHARE MERGER CONSIDERATION shall have the meaning given to it in Section 2.10(A).

               INJUNCTION shall have the meaning given to it in Section 7.1(B).

               INTANGIBLE ASSETS shall mean all assets and property lacking physical properties the evidence of ownership of which must customarily be maintained by independent registration, documentation, certification, recordation or other means.

               INTELLECTUAL PROPERTY means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposal, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

               KNOWLEDGE of a Party means actual knowledge after reasonable investigation (or what such party would have known if reasonable investigation had been made).

               LAW shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ or any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referees award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

               LEASE shall mean any lease or sublease of property, whether real, personal or mixed, and all amendments thereto.

               LEGAL ACTION shall mean any litigation or legal or other actions, arbitrations, counterclaims, investigations, proceedings, requests for material information by or pursuant to the order of any Authority, or suits, at law or in arbitration, equity or admiralty commenced by any Person, whether or not purported to be brought on behalf of a party hereto affecting such party or any of such party's business, property or assets.

               LIEN shall mean any of the following: mortgage; lien (statutory or other); preference, priority or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any easement, exception, variance, reservation or limitation, right of way, zoning restriction, building or use restriction, encroachment, and the like except utility and similar easements which do not interfere in any material respect with the use of the property involved or which materially reduces the fair market value of such property); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction; restriction on sale, transfer, assignment, disposition, Lease or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

               LIGHTHOUSE shall have the meaning set forth in the preamble to this Agreement.

               MATERIAL for the purposes of this Agreement, shall, unless specifically stated to the contrary, be deemed not to include amounts equal to or less than Fifty Thousand Dollars ($50,000).

               MATERIAL AGREEMENT OR MATERIAL COMMITMENT shall mean, with respect to a Party, any Contractual Obligation which (a) was not entered into in the ordinary course of business, (b) was entered into in the ordinary course of business which (i) involves the purchase, sale or lease of goods or materials or performance of services aggregating more than Fifty Thousand Dollars ($50,000),
(ii) extends for more than three (3) months, or (iii) is not terminable on thirty (30) days or less notice without penalty or other payment, (c) involves Indebtedness for money borrowed in excess of Fifty Thousand Dollars ($50,000),
(d) is or otherwise constitutes a written agency, dealer, license, distributorship, sales representative or similar written agreement, or (e) would account for more than ten percent (10%) of purchases or sales projected to be made by such Party during its current fiscal year.

               MERGER shall have the meaning given to it in Section 2.1.

               MULTIEMPLOYER PLAN shall mean a "multiemployer plan" within the meaning of Section 4001(a)3 of ERISA.

               NEWLY ISSUED SHARES shall have the meaning given to it in Section 1.3.

               NEWLY ISSUED SHARES AGGREGATE PURCHASE PRICE shall have the meaning given to it in Section 1.4(A)(ii).

               OPTION SECURITIES shall mean all rights, options and warrants, and calls or commitments evidencing the right, to subscribe for, purchase or otherwise acquire shares of capital stock or Convertible Securities, whether or not the right to subscribe for, purchase or otherwise acquire is immediately exercisable or is conditioned upon the passage of time, the occurrence or non-occurrence or the existence or non-existence of some other Event.

               ORGANIC DOCUMENT shall mean, (a) with respect to a Person which is a corporation, its charter, its by-laws and all agreements, voting trusts and similar arrangements applicable to any of its capital stock, (b) with respect to a Person which is a partnership, its agreement and certificate of partnership, any agreements among partners, and any management and similar agreements between the partnership and any general partners (or any Affiliate thereof), and (c) with respect to a Person which is a limited liability company, its certificate of organization and operating agreement, any agreements among members, and any management and similar agreements between the limited liability company and any members (or any Affiliate thereof).

               OTHER TRANSACTION shall mean a transaction or series of related transactions (other than the Merger) resulting in (a) any change in control of the Company, (b) any merger or consolidation of the Company or any Subsidiary, regardless of which is the surviving Entity, (c) any tender offer or exchange offer for, or any acquisition of, any securities of the Company, or (d) any sale or other disposition of assets of the Company or any Subsidiary not otherwise permitted under Section 3.18 hereof.

               PARTY shall mean a signatory to this Agreement.

               PERSON shall mean any natural individual or any Entity.

               PLAN shall mean any employee benefit plan which is covered by ERISA, other than a Multiemployer Plan.

               PLAN TERMINATION DATE shall have the meaning given to it in
Section 6.9(A).

               PRE-CLOSING TAXES shall have the meaning given to it in Section 6.4(A).

               PRE-CLOSING STRADDLE PERIOD TAXES shall have the meaning given to it in Section 6.4(A).

               PREFERRED STOCK shall mean, collectively, the Company's Series A Convertible Preferred Stock, Series B Convertible Cumulative Preferred Stock, and Series C Cumulative Preferred Stock.

               PRIVATE AUTHORIZATIONS mean all approvals, concessions, consents, franchises, licenses, permits, and other authorizations of all Persons (other than Authorities) including without limitation those with respect to agreements, leases, contracts, patents, trademarks, service marks, trade names, copyrights, computer software programs, technology and know-how.

               PRO FORMA RUNRATE EBITDA means, as of any date of determination, EBITDA, as adjusted to reflect the EBITDA as if any acquisitions completed by the Company during the applicable Reference Period had been completed on the first day of such Reference Period, as further adjusted for changes in billing, selling, general and administrative expense reductions and duplicative costs as of the date of closing of such acquisition(s), in each case in a manner consistent with past practice.

               REAL PROPERTY shall have the meaning given to it in Section
3.6(B).

               REFERENCE PERIOD shall mean the Company's 1999 fiscal year.

               REPRESENTATIVES (of a Party) shall mean the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources, and other representatives (of such Party or its Affiliates).

               REQUIRED CALIFORNIA CERTIFICATES shall have the meaning given to it in Section 2.2.

               REQUISITE REGULATORY APPROVALS shall have the meaning given to it in Section 7.1(A).

               SEC shall mean the United States Securities and Exchange Commission.

               SENIOR DEBT FACILITY shall have the meaning given to it in
Section 7.3(I).

               SHARE shall mean a share of Company Common Stock.

               SHARE PURCHASE shall have the meaning given to it in Section 1.3.

               SHAREHOLDER LIMITED CLAIMS shall have the meaning given to it in
Section 9.2(C).

               SHAREHOLDERS shall have the meaning given to it in the preamble of this Agreement.

               SHAREHOLDER REPRESENTATIVE shall mean Ronald F. Valenta.

               STRADDLE PERIODS shall have the meaning given to it in Section 6.4(A).

               SUBORDINATED DEBT FACILITY shall have the meaning given to it in
Section 7.3(I).

               SUBSEQUENT CLOSING shall have the meaning given to it in Section 2.3.

               SUBSEQUENT CLOSING DATE shall mean April 28, 2000, or such earlier or later date (prior to the Termination Date) as all the conditions to the Subsequent Closing have been waived and/or satisfied.

               SUBSIDIARY shall mean, with respect to a Person, any Entity a majority of the capital stock ordinarily entitled to vote for the election of directors of which, or if no such voting stock is outstanding, a majority of the equity interests of which, is owned directly or indirectly, legally or beneficially, by such Person or any other Person controlled by such Person.

               SURVIVING CORPORATION shall have the meaning given to it in
Section 2.1.

               TAX (and "Taxable", which shall mean subject to Tax), shall mean, with respect to a Party, (a) all taxes (domestic or foreign), including without limitation any income (net, gross or other including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Party, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, estimated environmental, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, addition to tax or additional amounts imposed by any Authority, (b) any joint or several liability of such Party with any other Person for the payment of any amounts of the type described in (a), and (c) any liability of such Party for the payment of any amounts of the type described in
(a) as a result of any express or implied obligation to indemnify any other Person or otherwise by operation of law.

               TAX RETURN OR RETURNS shall mean all returns, consolidated or otherwise (including without limitation information returns), required to be filed with any Authority with respect to Taxes.

               TAXING AUTHORITY shall mean any Authority responsible for the imposition of any Tax.

               TERMINATION DATE shall mean June 30, 2000.

               TRANSACTION EXPENSE INDEPENDENT ACCOUNTANTS shall have the meaning given to it in Section 2.10(D).

               TRANSACTION EXPENSE NOTICE OF DISAGREEMENT shall have the meaning given to it in Section 2.10(D).

               TRANSACTION EXPENSES shall mean all fees and expenses of the Company, Windward and its Affiliates, and the Shareholders relating to or arising out of the Merger and the other Transactions, including without limitation attorneys' and accountants' fees and expenses, the fee payable to Bancamerica Securities LLC, the fee payable to Windward Capital Management, LLC and HSR filing fees.

               TRANSACTION EXPENSES STATEMENT shall have the meaning given to it in Section 2.10(D).

               TRANSACTIONS shall mean, collectively, the Share Purchase, the Merger and the other transactions contemplated in this Agreement or any Collateral Document executed or required to be executed in connection herewith.

               UNITS shall have the meaning give to it in Section 4.2.

               WCI shall have the meaning set forth in the preamble to this Agreement.

               WCL shall have the meaning set forth in the preamble to this Agreement.

               WINDWARD shall have the meaning set forth in the preamble to this Agreement.

               WINDWARD DISCLOSURE SCHEDULE shall mean the Windward Disclosure Schedule attached hereto.

               WINDWARD LIMITED CLAIMS shall have the meaning given to it in
Section 9.2(C).

               WINDWARD SHARES shall have the meaning given to it in Section 9.8(B).

               401(k) PLAN shall have the meaning given to it in Section 6.9.



              [The remainder of this page is intentionally blank.]

        IN WITNESS WHEREOF, Windward, WCL, WCI, Acquisition Sub, the Company and the Shareholders have caused this Agreement to be executed as of the date first written above.

                                       WINDWARD CAPITAL PARTNERS II, L.P.

                                       By Windward Capital GP II, LLC


                                       By: /s/ MARK C. MONACO
                                          --------------------------------
                                       Name: Mark C. Monaco
                                       Title: Managing Member



                                       WINDWARD CAPITAL LP II, LLC



                                       By: /s/ MARK C. MONACO
                                          --------------------------------
                                       Name: Mark C. Monaco
                                       Title: Managing Member



                                       WINDWARD/MSG CO-INVEST, LLC

                                       By Windward Capital GP II, LLC


                                       By: /s/ MARK C. MONACO
                                          --------------------------------
                                       Name: Mark C. Monaco
                                       Title: Managing Member



                                       WINDWARD ACQUISITION/MS, LLC



                                       By: /s/ MARK C. MONACO
                                          --------------------------------
                                       Name: Mark C. Monaco
                                       Title: President

                                     MOBILE STORAGE GROUP, INC.



                                       By: /s/ E. GEOFFREY GRIFFITHS
                                          --------------------------------
                                       Name: E. Geoffrey Griffiths
                                       Title: Chairman of the Board


                                       By: /s/ RONALD F. VALENTA
                                          --------------------------------
                                       Name: Ronald F. Valenta
                                       Title: President



                                     SHAREHOLDERS

                                       /s/ E. GEOFFREY GRIFFITHS
                                       -----------------------------------
                                       Name: E. Geoffrey Griffiths


                                       /s/ RONALD F. VALENTA
                                       -----------------------------------
                                       Name:  Ronald F. Valenta


                                       /s/ GRETCHEN VALENTA
                                       -----------------------------------
                                       Name:  Gretchen Valenta


                                       /s/ JAMES S. ROBERTSON
                                       -----------------------------------
                                       Name:  James S. Robertson


                                       /s/ MARY ELLEN ROBERTSON
                                       -----------------------------------
                                       Name:  Mary Ellen Robertson

                                    LIGHTHOUSE CAPITAL INSURANCE COMPANY



                                       By: /s/ COLIN MURDOCH-MUIRHEAD
                                          --------------------------------
                                       Name: Colin Murdoch-Muirhead
                                       Title:  Director

                                    ALCONE HOLDINGS, LTD.

                                       By IBIS S.A.
                                       its Corporate Director

                                       By: /s/ DAVID LUNN
                                          --------------------------------
                                       Name: David Lunn
                                       Title:  President

                                    BASS INTERNATIONAL, LTD.

                                       By IBIS S.A.
                                       its Corporate Director

                                       By: /s/ DAVID LUNN
                                           --------------------------------
                                       Name: David Lunn
                                       Title: President

                                    CAMRY INVESTMENTS, INC.

                                       By IBIS S.A.
                                       its Corporate Director

                                       By: /s/ DAVID LUNN
                                          --------------------------------
                                       Name: David Lunn
                                       Title: President

                                    WILDWOOD INTERNATIONAL, INC.

                                       By IBIS S.A.
                                       its Corporate Director

                                       By:
                                          --------------------------------
                                       Name: David Lunn
                                       Title: President

                                    ZERO-SUM INVESTMENTS S.A.

                                       By IBIS S.A.
                                       its Corporate Director

                                       By:
                                          --------------------------------
                                       Name: David Lunn
                                       Title: President

                                    EXHIBITS

Exhibit A      Delaware Certificate of Merger
Exhibit B      California Agreement of Merger
Exhibit C      Amended Articles of Incorporation
Exhibit D      Amended Bylaws
Exhibit E      Directors and Officers of Surviving Corporation
Exhibit F-1    Form of Company counsel opinion (delivered at Initial Closing)
Exhibit F-2    Form of Company counsel opinion (delivered at Subsequent Closing)
Exhibit G-1    Form of Non-Competition Agreement with E. Geoffrey Griffiths
Exhibit G-2    Form of Non-Competition Agreement with Ronald F. Valenta
Exhibit G-3    Form of Non-Competition Agreement with James S. Robertson
Exhibit H      Form of Shareholder Agreement
Exhibit I      Management Agreement with Windward Capital Management
Exhibit J      Fee Agreement with Windward Capital Management
Exhibit K      Form of Escrow Agreement
Exhibit L-1    Form of Employment Agreement with Ronald F. Valenta
Exhibit L-2    Form of Employment Agreement with James S. Robertson
Exhibit L-3    Form of Employment Agreement with Kevin L. Mellifont
Exhibit M      Examples of Purchase Price, Merger Consideration and Related Matters
Exhibit N      Allocation of Initial Common Shares and Newly Issued Shares
Exhibit O      Form of Indemnity and Pledge Agreement



                                    SCHEDULES

Company Disclosure Schedule
Windward Disclosure Schedule
Acquisition Schedule
Guaranteed Indebtedness Schedule

                              ACQUISITION SCHEDULE

                                         Estimated     Tentative      Transaction      Anticipated
Status     Target      Location          EBITDA(*)      Price(*)         Type          Closing Date
------     ------      --------          ---------     ---------      -----------      ------------
LOI        Target 1   Dallas, TX             $711        $3,904          Overlay         3/31/2000

LOI        Target 2   Houston, TX          $1,182        $6,487          Overlay         3/31/2000

LOI        Target 3   Tyler, TX              $456        $2,502        Standalone        3/31/2000

LOI        Target 4   Oklahoma City,         $384        $2,107        Standalone        3/31/2000
                      OK

Closed     Target 5   Greenville, SC         $364          $900          Overlay           Closed

Closed     Target 6   Columbia, SC;          $671        $4,100        Standalone          Closed
                      Charleston, SC;
                      Florence, SC;
                      Fayetteville, NC

------------
(*)   In thousands.

                        GUARANTEED INDEBTEDNESS SCHEDULE

                                   Date                    Balance of     Monthly
 Name of           Type of      Obligation   Maturity      Obligation      Payment      Interest
 Creditor       Indebtedness     Incurred      Date       Guaranteed(*)     Amount      Rate (%)
 --------       ------------     --------      ----       -------------    --------     --------
American        Note Payable    Aug. 1998    July 2003     $1,896,678      $51,064        8.21
Equipment
Leasing

Northwest       Note Payable    Aug. 1998    July 2003      1,514,098       40,764        8.21
Equipment

Key Corp        Note Payable    Aug. 1998    July 2003      1,896,109       51,049        8.21
Leasing

Key Corp        Lease Payable   July 1998    June 2003      1,967,990       42,047        6.65
Leasing

GE              Lease           July 1997   April 2001      2,064,207       55,662        7.55
                Payable (#3)

GE              Lease          Sept. 1997    June 2001      1,375,306       35,638        7.47
                Payable (#4)

Core States     Lease Payable   Nov. 1997    Oct. 2002      1,805,429       40,778        7.42
Leasing

US Bankcorp     Lease Payable   Nov. 1997    Oct. 2002      1,793,468       39,858        7.42

PLM Loan        Lease Payable   Jan. 1997    Dec. 2001      1,593,410       48,000       10.00

--------
(*)   As of January 1, 2000.